Exhibit 4.2

EXECUTION VERSION

Chart Industries, Inc.

as Issuer

Wells Fargo Bank, National Association

as Trustee

First Supplemental Indenture

Dated August 3, 2011

to the Senior Debt Indenture dated as of

August 3, 2011

2.00% Convertible Senior Subordinated Notes due 2018

i

ii

iii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated August 3, 2011, between Chart Industries, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association (the “Trustee”), as trustee under the Indenture dated as of August 3, 2011, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured senior debt Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, Section 9.01(g) of the Base Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Base Indenture to establish the form and terms and conditions of Securities of any series as contemplated by Section 2.01 of the Base Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company has authorized the creation and issuance under this Supplemental Indenture of its 2.00% Convertible Senior Subordinated Notes due 2018 (the “Securities”), the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and that all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Securities by the Holders thereof, it is mutually agreed, for the benefit of each other and the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the

Securities, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Securities, supersede any corresponding provisions in the Base Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Base Indenture shall apply to the Securities and govern the rights of the Holders of the Securities and the obligations of the Company and the Trustee with respect thereto.

Section 1.02 Definitions.

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular; and

(ii) all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture.

“Additional Shares” has the meaning specified in Section 4.07(a) hereof.

“Adjustment Event” means any event that requires an adjustment to the Conversion Rate pursuant to Sections 4.05(a), (b), (c), (d), (e) and (h) hereof, Section 4.06(b) hereof, Section 4.07(a) hereof and Section 4.08(a) hereof.

“Agent Members” has the meaning specified in Section 2.02(c) hereof.

“Averaging Period” has the meaning specified in Section 4.05(e) hereof.

“Bankruptcy Law” means Title 11, the U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture, as such instruments may be supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Base Indenture, including, for all purposes of the Base Indenture, this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Bid Solicitation Agent” means the Company or such other person as may be appointed, from time to time, by the Company to solicit market bid quotations for the Securities in accordance with Section 4.01(b)(2) hereof. The Trustee will be the initial Bid Solicitation Agent.

“Business Day” means, with respect to any Security, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(8) indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s; and

(9) in the case of any foreign Subsidiary, investments denominated in the currency of the jurisdiction in which that foreign Subsidiary is organized or has its principal place of business, which are similar to and have similar ratings from similar rating agencies to the items specified in clauses (2), (3), (4), (6), (7), and (8).

“Clause A Distribution” has the meaning specified in Section 4.05(c) hereof.

“Clause B Distribution” has the meaning specified in Section 4.05(c) hereof.

“Clause C Distribution” has the meaning specified in Section 4.05(c) hereof.

“Close of Business” means 5:00 p.m., New York City time.

“Common Equity” of any person means the Capital Stock of such person that is generally entitled (a) to vote in the election of directors of such person or (b) if such person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

“Common Stock” means, subject to Section 4.08, the shares of common stock, par value $0.01 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Securities shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“common stock” includes any stock of any class of capital stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer thereof and which is not subject to redemption by the issuer thereof.

“Company” has the meaning specified in the first paragraph of this Supplemental Indenture, and subject to the provisions of Section 9.02, shall include its successors and assigns.

“Conversion Agent” means the office or agency designated by the Company where Securities may be presented for conversion.

“Conversion Date” has the meaning specified in Section 4.02(b) hereof.

“Conversion Notice” has the meaning specified in Section 4.02(b) hereof.

“Conversion Price” means, in respect of each Security, as of any date, $1,000 divided by the Conversion Rate in effect on such date.

“Conversion Rate” means initially 14.4865 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment as set forth herein.

“Convertible Note Hedge Transaction” means any call or capped call option (or substantially equivalent derivative transaction) relating to the Common Stock purchased by the Company or one of its Subsidiaries in connection with the issuance of the Securities (including the issuance of Securities pursuant to the exercise of the Underwriters’ over-allotment option to purchase additional Securities).

“Credit Agreement” means that certain Credit Agreement, dated May 18, 2010, among the Company, Chart Industries Luxembourg S.à r.l., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent, RBS Citizens, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents and Bank of America, N.A. as documentation agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Custodian” means the Trustee, as custodian with respect to the Securities (so long as the Securities constitute Global Securities), or any successor entity.

“Daily Conversion Value” means, for any of the 40 consecutive VWAP Trading Days during the applicable Observation Period, one-fortieth (1/40th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

“Daily Net Share Amount,” for each of the 40 consecutive VWAP Trading Days during the Observation Period, shall consist of: (i) cash, if any, equal to the product of (a) the Daily Net Share Value for such VWAP Trading Day and (b) the applicable Specified Net Share Cash Percentage; and (ii) a number of shares of Common Stock, if any, equal to (a) the product of (x) the Daily Net Share Value for such VWAP Trading Day and (y) 100% minus the applicable Specified Net Share Cash Percentage, divided by (b) the Daily VWAP for such VWAP Trading Day.

“Daily Net Share Value” means, for any VWAP Trading Day, the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over $25.00.

“Daily Principal Portion” means, for any of the 40 consecutive VWAP Trading Days during any Observation Period, an amount of cash equal to the lesser of (i) $25.00 and (ii) the Daily Conversion Value for such VWAP Trading Day.

“Daily Settlement Amount” has the meaning specified in Section 4.03(a)(2) hereof.

“Daily VWAP” means, for any VWAP Trading Day, the per-share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GTLS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “daily VWAP” will be determined without regard to after hours-trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Institution” has the meaning specified in Section 4.04(a) hereof.

“Designated Senior Indebtedness” means (1) any indebtedness under the Credit Agreement and (2) any other indebtedness constituting Senior Indebtedness permitted hereunder that, at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness” or, in the alternative, as to which the Trustee is given written notice that such Indebtedness is “Designated Senior Indebtedness.”

“Distributed Property” has the meaning specified in Section 4.05(c) hereof.

“Effective Date” has the meaning specified in Section 4.07(c) hereof.

“Event of Default” has the meaning specified in Section 6.02 hereof.

“Ex-Dividend Date” means, except to the extent otherwise provided under Section 4.05(c) hereof, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Security attached hereto as Exhibit A.

“Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Security attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Security attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Securities are originally issued if any of the following occurs:

(1) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the Company’s and its Subsidiaries’ employee benefit plans) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s Common Equity;

(2) the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between the Company and another person (other than any of the Company’s Subsidiaries), in each case pursuant to which the Common Stock shall be converted into cash, securities or other property, other than (i) a transaction effected solely to change the Company’s jurisdiction of incorporation or to form a holding company for the Company and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common shares of the surviving entity, or (ii) a consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange pursuant to which the holders of all classes of the Company’s common equity entitled to vote generally in elections of directors immediately prior to such transaction own, directly or indirectly, 50% or more of the total voting power of all classes of common equity entitled to vote generally in elections of directors of the continuing or surviving corporation or the parent entity thereof immediately after giving effect to such transaction, in substantially the same proportions relative to each other as such ownership immediately prior to such transaction or (y) any sale, transfer, lease, conveyance or other disposition, in one transaction or a series of transactions, of all or substantially all of the Company and its Subsidiaries’ assets, on a consolidated basis, to another person (other than any of the Company’s Subsidiaries);

(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company (other than a transaction described in clause (2) above); or

(4) the Common Stock (or other Capital Stock into which the Securities are then convertible pursuant to the terms of this Indenture) cease to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the Common Stock (excluding cash payments for fractional shares and cash payments in respect of dissenters’ appraisal rights) in the transaction or transactions that would otherwise constitute a “Fundamental Change” consists of shares of common stock or common equity interests (or American depositary receipts in respect of common stock or common equity interests) that are traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a “Fundamental Change” under clause (1) or (2) above (“Publicly Traded Securities”), and as a result of such transaction or transactions, the Securities become convertible based on such Publicly Traded Securities, excluding cash payments for fractional shares (subject to settlement in accordance with the provisions of Sections 4.03, 4.05 and 4.07 hereof), such event shall not be a “Fundamental Change” and, for the avoidance of doubt, an event that is not considered a “Fundamental Change” pursuant to this proviso shall not be a “Fundamental Change” solely because such event could also be described by clause (1) or (2) above.

“Fundamental Change Company Notice” has the meaning specified in Section 3.02(b) hereof.

“Fundamental Change Expiration Time” has the meaning specified in Section 3.02(a) hereof.

“Fundamental Change Purchase Date” has the meaning specified in Section 3.02(a) hereof.

“Fundamental Change Purchase Notice” has the meaning specified in Section 3.02(a) hereof.

“Fundamental Change Purchase Price” has the meaning specified in Section 3.02(a) hereof.

“Holder” means the Person in whose name a Security is registered in the Security Register.

“Indenture” means the Base Indenture, as originally executed and as supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, including, for all purposes of the Base Indenture, this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Interest Payment Date” means, with respect to the payment of interest on the Securities, each February 1 and August 1 of each year, beginning on February 1, 2012.

“Issue Date” means, with respect to the Securities, August 3, 2011.

“Issuer Free Writing Prospectus” means the Issuer Free Writing Prospectus filed with the Commission by the Company and dated July 28, 2011, relating to the Preliminary Prospectus Supplement.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share of the Common Stock (or, if no closing sale price is reported, the average of the last bid price and last ask price or, if more than one in either case, the average of the average last bid price and the average last ask price) on that Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “Last Reported Sale Price” of the Common Stock will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such date, the “Last Reported Sale Price” of the Common Stock will be the average of the mid-point of the last bid price and last ask price for the Common Stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose, which may include one or more of the “Underwriters” under the Underwriting Agreement. The Last Reported Sale Price with respect to the Reference Property on any date will be determined by the

Board of Directors in a commercially reasonable manner and in accordance with the procedures described in this Indenture.

“Make-Whole Fundamental Change” means any event that (i) is a Fundamental Change or (ii) would be a Fundamental Change, but for the exclusion in subsection (x)(ii) of clause (2) of the definition thereof.

“Market Disruption Event” means, if the Common Stock is listed for trading on The NASDAQ Global Select Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half-hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Maturity Date” means, with respect to any Security and the payment of the principal amount thereof, August 1, 2018.

“Measurement Period” has the meaning specified in Section 4.01(b) hereof.

“Merger Event” has the meaning specified in Section 4.08(a) hereof.

“Non-Payment Default” has the meaning specified in Section 10.03(a) hereof.

“Notice of Default” means the written notice described in Section 6.02(f) hereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any indebtedness.

“Observation Period” means, with respect to any Security, the 40 consecutive VWAP Trading Day period beginning on, and including, the third VWAP Trading Day immediately following the related Conversion Date; provided that, for any Security having a Conversion Date occurring during the period beginning on, and including, May 1, 2018, and ending at the Close of Business on the second Scheduled Trading Day immediately prior to the Maturity Date, the “Observation Period” means the 40 consecutive VWAP Trading Days beginning on, and including, the 42nd Scheduled Trading Day immediately preceding the Maturity Date or, if such day is not a VWAP Trading Day, the immediately following VWAP Trading Day.

“Offer Expiration Date” has the meaning specified in Section 4.05(e) hereof.

“Open of Business” means 9:00 a.m., New York City time.

“Outstanding” means, with respect to the Securities, any Securities authenticated by the Trustee except (i) Securities cancelled by it, (ii) Securities delivered to it for cancellation and (iii)(A) Securities replaced pursuant to Section 2.07 of the Base Indenture, on and after the time such Security is replaced (unless the Trustee and the Company receive proof satisfactory to them that such Security is held by a bona fide purchaser), (B) Securities converted pursuant to Article

4 hereof, on and after their Conversion Date, (C) any and all Securities, as of the Maturity Date, if the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all of the Securities then payable, and (D) any and all Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice consent or waiver or other action that is to be made by a requisite principal amount of Outstanding Securities, only such Securities which a Responsible Officer of the Trustee knows to be so owned shall be disregarded.

“Paying Agent” shall be the person authorized by the Company to pay the principal amount of, interest on, or Fundamental Change Purchase Price of, any Securities on behalf of the Company.

“Payment Blockage Notice” has the meaning specified in Section 10.03(a) hereof.

“Physical Securities” means any non-Global Security issued pursuant to Section 2.03 hereof that is in definitive, fully registered form, without interest coupons.

“Preliminary Prospectus Supplement” means the Prospectus Supplement dated July 28, 2011 to the Prospectus of the Company dated July 28, 2011.

“Publicly Traded Securities” has the meaning specified in this Section 1.02 in the definition of “Fundamental Change.”

“Regular Record Date” means, with respect to any Interest Payment Date, the January 15 (whether or not a Business Day) or the July 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Reference Property” has the meaning specified in Section 4.08(a) hereof.

“Representatives” means J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated.

“Scheduled Trading Day” means a day on which The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, the principal other Unites States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, the principal other market on which the Common Stock is then traded, is scheduled to be open for trading for its regular trading session. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Security” or “Securities” has the meaning specified in the fourth paragraph of the Recitals of this Supplemental Indenture.

“Senior Debt Agent” means the indenture trustee or other trustee, agent or representative for any Senior Indebtedness.

“Senior Indebtedness” means the following Obligations of the Company, whether outstanding on the Issue Date or thereafter incurred: (1) all indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) under (or in respect of) the Credit Agreement, all hedging Obligations relating to the indebtedness under the Credit Agreement and all treasury management arrangements; (2) all other indebtedness and all other monetary obligations of the Company (other than the Securities), including principal and interest on such indebtedness, unless such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued, is equal in right of payment with, or subordinated in right of payment to, the Securities; and (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2); provided that the term “Senior Indebtedness” shall not include (a) any liability for taxes owed or owing by the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company, or to a joint venture in which the Company or any Subsidiary of the Company has an interest, (c) any trade payables, (d) the portion of any indebtedness of the Company that is incurred in violation of any provision hereunder (but, as to any such indebtedness, no such violation shall be deemed to exist for purposes of this clause (d) if the holders thereof or their representative shall have received an officer’s certificate to the effect that the incurrence of such indebtedness does not (or, in the case of revolving credit debt, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions hereunder and the Company believed in good faith at such time that it was permitted to incur such indebtedness hereunder), (e) any indebtedness of the Company that, when incurred, was without recourse to the Company, (f) any indebtedness to any employee of the Company or any of its Subsidiaries, (g) any Obligations under or with respect to any Convertible Note Hedge Transaction and/or any Warrant Transaction, or (h) any repurchase, redemption or other obligation in respect of Capital Stock of the Company.

“Settlement Amount” has the meaning specified in Section 4.03(a) hereof.

“Significant Subsidiary” means, with respect to any person, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the original date of issuance of the Securities.

“Specified Net Share Cash Percentage” has the meaning specified in Section 4.03(a)(1) hereof.

“Spin-Off” has the meaning specified in Section 4.05(c) hereof.

“Stock Price” has the meaning specified in Section 4.07(c) hereof.

“Successor Company” has the meaning specified in Section 9.02(a) hereof.

“Supplemental Indenture” has the meaning specified in the first paragraph hereof as such instrument may be supplemented from time to time by one or more indentures supplemental thereto, entered into pursuant to the applicable provisions of the Base Indenture and the Supplemental Indenture, including, for all purposes of this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Supplementary Interest” has the meaning specified in Section 6.04(a) hereof.

“Trading Day” means a Scheduled Trading Day on which (i) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Trading Price” of the Securities on any Trading Day means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $1.0 million principal amount of the Securities at approximately 3:30 p.m., New York City time, on such Trading Day from three independent nationally recognized securities dealers selected by the Company; provided that, if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $1.0 million principal amount of the Securities from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Securities will be deemed to be less than 97% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. If the Company does not so instruct the Bid Solicitation Agent to obtain bids when required, or the Bid Solicitation Agent fails to solicit bids when required, the Trading Price per $1,000 principal amount of the Securities will be deemed to be less than 97% of the product of (i) the Conversion Rate and (ii) the Last Reported Sale Price for each Trading Day on which the Company fails or the Bid Solicitation Agent fails to do so, as the case may be. The Trustee will be the initial Bid Solicitation Agent.

“Trigger Event” has the meaning specified in Section 4.05(c) hereof.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Underwriting Agreement” means the Underwriting Agreement, dated July 28, 2011 between the Company and the Representatives, as representative of the several Underwriters listed in Schedule A thereto.

“Unit of Reference Property” has the meaning specified in Section 4.08(a) hereof.

“U.S.” means the United States of America.

“Valuation Period” has the meaning specified in Section 4.05(c) hereof.

“VWAP Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“VWAP Trading Day” means a Scheduled Trading Day on which (i) there is no VWAP Market Disruption Event and (ii) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “VWAP Trading Day” means a “Business Day.”

“Warrant Transaction” means any call option or warrant relating to, or a right to purchase, the Common Stock (or substantially equivalent derivative transaction) sold by the Company substantially concurrently with any purchase of a related Convertible Note Hedge Transaction.

Section 1.03 References to Interest.

Any reference to interest on, or in respect of, any Security in the Indenture shall be deemed to include Supplementary Interest if, in such context, Supplementary Interest is, was or would be payable pursuant to Section 6.04. Any express mention of the payment of Supplementary Interest in any provision hereof shall not be construed as excluding Supplementary Interest in those provisions hereof where such express mention is not made.

ARTICLE 2.

THE SECURITIES

Section 2.01 Title and Terms; Payments.

(a) Establishment; Designation. Pursuant to Section 2.01 of the Base Indenture, there is hereby established and authorized a new series of Securities under the Indenture, which series of Securities shall be designated the “2.00% Convertible Senior Subordinated Notes due 2018.”

(b) Initial Issuance. Subject to Section 2.01(c) hereof, the aggregate principal amount of Securities that may initially be authenticated and delivered under the Indenture is limited to $287,500,000. In addition, the Company may execute, and the Trustee may authenticate and deliver, in each case, in accordance with Section 2.04 of the Base Indenture, an unlimited aggregate principal amount of additional Securities upon the transfer, exchange, purchase or conversion of Securities pursuant to Sections 2.05, 2.06 and 2.07 of the Base Indenture and Sections 3.06 and 4.02 hereof.

(c) Further Issues. The Company may, without the consent of the Holders, issue additional Securities in an unlimited aggregate principal amount under the Indenture with the same terms as the Securities initially issued under the Indenture; provided, that if the additional Securities are not fungible with the Securities initially issued hereunder for United States federal income tax purposes, the additional Securities will have a separate CUSIP number. Any such additional Securities will, for all purposes of the Indenture, including waivers, amendments and offers to purchase, be treated as part of the same series as the Securities initially issued under the Indenture.

(d) Purchases. The Company and its Subsidiaries may from time to time purchase Securities in open market purchases in negotiated transactions or otherwise without giving prior notice to or obtaining any consent of the Holders. Any Securities purchased by the Company or any of its Subsidiaries pursuant to the foregoing sentence or otherwise will be retired and will no longer be Outstanding under the Indenture.

(e) Denominations.

Pursuant to Sections 2.01 and 2.03 of the Base Indenture, the Securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.02 Forms.

(a) In General. Pursuant to Section 2.01 and Section 2.02 of the Base Indenture, the Securities will be substantially in the forms set forth in Exhibit A hereto, and may include such insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution of the Securities.

Notwithstanding Section 2.05 of the Base Indenture, each Security will bear a Trustee’s certificate of authentication substantially in the form included in Exhibit A hereto. Each Security will also bear a form notice of conversion, form fundamental change purchase notice and form of assignment and transfer substantially in the form set forth in Attachments 1, 2 and 3, respectively, to Exhibit A hereto.

Notwithstanding Section 2.11(a) of the Base Indenture, any Security that is a Global Security will bear a legend substantially in the form of the legend set forth in Exhibit A hereto and shall also bear the “Schedule of Increases and Decreases of Global Security” set forth in Annex A to Exhibit A hereto.

The terms and provisions contained in the Securities will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture will govern and control.

(b) Initial and Subsequent Form of Securities. The Company hereby initially appoints The Depository Trust Company as the Depositary for the Securities, which initially shall be issued in the form of one or more Global Securities without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depositary, and (ii) delivered to the Trustee as custodian for the Depositary.

So long as the Securities are eligible for book-entry settlement with the Depositary, unless otherwise required by law, and except to the extent provided in Section 2.03(c)(1) through (4) hereof, all Securities will be represented by one or more Global Securities.

(c) Global Securities. Each Global Security will represent the aggregate principal amount of the then Outstanding Securities endorsed thereon and provide that it represents such aggregate principal amount of the then Outstanding Securities, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions or purchases by the Company.

Only the Trustee or the Custodian, at the direction of the Trustee, may endorse the Schedule of Increases and Decreases of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of the then Outstanding Securities represented thereby, and whenever the Holder of a Global Security delivers instructions to the Trustee to increase or decrease the aggregate principal amount of the then Outstanding Securities represented by a Global Security in accordance with the Indenture and the Applicable Procedures, the Trustee or the Custodian at the direction of the Trustee, will endorse such Schedule of Increases and Decreases of a Global Security to reflect such increase or decrease in the aggregate principal amount of the then Outstanding Securities represented thereby. None of the Trustee, the Company or any agent of the Trustee or the Company will have any responsibility or bear any liability for any aspect of the records relating to or payments made on account of the ownership of any beneficial interest in a Global Security or with respect to maintaining, supervising or reviewing any records relating to such beneficial interest.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Security, and Cede & Co., or such other person designated by the Depositary as its nominee, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

Section 2.03 Transfer and Exchange.

(a) In General. Notwithstanding anything to the contrary in the Base Indenture, the Company is not required to transfer or exchange any Securities or portions thereof that have been surrendered for purchase in accordance with Article 3 hereof or for conversion in accordance with Article 4 hereof, and a written form of transfer substantially in the form of the Form of Assignment and Transfer set forth in Attachment 3 to Exhibit A hereto will be deemed to be written instrument of transfer satisfactory to the Company and the Security Registrar.

At such time as all interests in a Global Security have been purchased, converted, cancelled or exchanged for Securities in certificated form, such Global Security shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Security is purchased, converted, cancelled or exchanged for Securities in certificated form, the principal amount of such Global Security shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Security, be appropriately reduced, and an endorsement shall be made on the Schedule of Increases and Decreases of such Global Security, by the Trustee or the Custodian at the direction of the Trustee, to reflect such reduction.

(b) Global Securities. Notwithstanding anything to the contrary in Section 2.05 of the Base Indenture, every transfer and exchange of a beneficial interest in a Global Security will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of the Indenture, and each Global Security may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Holders Deemed Owners. Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of and any interest (subject to Section 2.03 of the Base Indenture) on such Security at the Maturity Date, in connection with a Fundamental Change, upon any conversion and for all other purposes whatsoever, including delivery of shares of Common Stock on conversion, for distribution of notices to such Holders or solicitations of their consent, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Notwithstanding anything to the contrary in Section 2.05 or Section 2.11(c) of the Base Indenture:

(1) Each Global Security will be exchanged for Physical Securities if the Depositary delivers notice to the Company that the Depositary is unwilling, unable or no longer permitted under applicable law to continue to act as Depositary, and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

(2) If an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Security may exchange such beneficial interest for Physical Securities by delivering a written request to the Security Registrar.

(3) Each Global Security will be exchanged for Physical Securities if the Depositary ceases to be to be registered as a clearing agency under the Exchange Act and a successor depository is not appointed within 90 days.

(4) If the Company notifies the Trustee that it wishes to terminate and exchange all or part of a Global Security for Physical Securities and each affected owner of a beneficial interest in such Global Security (or portion thereof) to be exchanged consents to such exchange, the Company may exchange all beneficial interests in such Global Security (or portion thereof) for Physical Securities by delivering a written request to the Security Registrar. In the case of an exchange for Physical Securities under clauses (1) and (3) above:

(A) each Global Security will be deemed surrendered to the Trustee for cancellation;

(B) the Trustee will cause each Global Security to be cancelled in accordance with the Applicable Procedures; and

(C) the Company, in accordance with Section 2.04 of the Base Indenture, will promptly execute, and, upon receipt of a Company Request, the Trustee, in accordance with Section 2.04 of the Base Indenture, will promptly authenticate and deliver, for each beneficial interest in each Global Security so exchanged, an aggregate principal amount of Physical Securities equal to the aggregate principal amount of such beneficial interest, registered in such names and in such authorized denominations as the Depositary specifies, and bearing any legends that such Physical Securities are required to bear under this Indenture.

In the case of an exchange for Physical Securities under clause (2) above:

(A) the Security Registrar will deliver notice of such request to the Company and the Trustee, which notice will identify the owner of the beneficial interest to be exchanged, the aggregate principal amount of such beneficial interest and the CUSIP of the relevant Global Security, in each case if and as such information is provided to the Security Registrar by the Depositary;

(B) the Company, in accordance with Section 2.04 of the Base Indenture, will promptly execute, and, upon receipt of a Company Request, the Trustee, in accordance with Section 2.04 of the Base Indenture, will promptly authenticate and deliver to such owner, for the beneficial interest so exchanged by such owner, Physical Securities registered in such owner’s name having an aggregate principal amount equal to the aggregate principal amount of such beneficial interest and bearing any legends that such Physical Securities are required to bear under this Indenture; and

(C) the Security Registrar, in accordance with the Applicable Procedures, will cause the principal amount of such Global Security to be decreased by the aggregate principal amount of the beneficial interest so exchanged. If all of the beneficial interests in a Global Security are so exchanged, such Global Security will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Security to be cancelled in accordance with the Applicable Procedures.

In the case of an exchange for Physical Securities under clause (4) above:

(A) the Company will deliver notice of such request to the Security Registrar and the Trustee, which notice will identify each owner of a beneficial interest to be exchanged, the aggregate principal amount of each such beneficial interest and the CUSIP of the relevant Global Security;

(B) the Company, in accordance with Section 2.04 of the Base Indenture, will promptly execute, and, upon receipt of a Company Request, the Trustee, in accordance with Section 2.04 of the Base Indenture, will promptly authenticate and deliver to each such beneficial owner, Physical Securities registered in such beneficial owner’s name having an aggregate principal amount equal to the aggregate principal amount of its exchanged beneficial interest and bearing any legends that such Physical Securities are required to bear under this Indenture and any applicable law; and

(C) the Security Registrar, in accordance with the Applicable Procedures, will cause the principal amount of each relevant Global Security to be decreased by the aggregate principal amount of the beneficial interests so exchanged. If all of the beneficial interests in a Global Security are so exchanged, such Global Security will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Security to be cancelled in accordance with the Applicable Procedures.

In each of the cases described in clauses (1), (2), (3) and (4) above, the Company may rely on the Depositary to provide all names of beneficial owners and their respective principal amounts beneficially owned and may issue Physical Securities registered in the names and amounts so provided by the Depositary.

(d) Physical Securities. Except to the extent otherwise provided in this Article 2, Physical Securities may be transferred or exchanged in accordance with Section 2.05 of the Base Indenture.

Section 2.04 Payments on the Securities.

(a) In General. Each Security will accrue interest at a rate equal to 2.00% per annum from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, the Issue Date. Interest on a Security will cease to accrue upon the earliest of the Maturity Date, subject to the provisions of Article 3 hereof, any Fundamental Change Purchase Date for such Security, and subject to the provisions of Article 4 hereof, any Conversion Date for such Security. Interest on any Security will be payable semi-annually in arrears on each Interest Payment Date, beginning February 1, 2012, to the Holder of such Security as of the Close of Business on the Regular Record Date immediately preceding the applicable Interest Payment Date. As provided in Section 2.03 of the Base Indenture, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Pursuant to Section 6.04 hereof, in certain circumstances, the Company may be obligated to pay Holders Supplementary Interest.

The Securities will mature on the Maturity Date, and on the Maturity Date, each Holder of a then Outstanding Security will be entitled on such date to receive $1,000 in cash for each $1,000 in principal amount of then Outstanding Securities held, together with accrued and unpaid interest to, but not including, the Maturity Date on such then Outstanding Securities.

Notwithstanding anything to the contrary, if the Maturity Date or any Interest Payment Date or Fundamental Change Purchase Date or any Conversion Date falls, or if any payment, delivery, notice or other action by the Company is otherwise due, on a day that is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no additional interest will accrue and no default shall occur on account of such delay.

(b) Method of Payment. The Company will pay the principal of, the Fundamental Change Purchase Price for, and any cash portion of the Settlement Amount with respect to, any Physical Security to the Holder of such Security in cash at the designated office of the Paying Agent in the continental United States, prior to 10:00 a.m. New York City time on the relevant payment or settlement date, as the case may be. The Company will pay any interest on any Physical Security to the Holder of such Security (i) if such Holder holds $1,000,000 or less aggregate principal amount of Securities, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $1,000,000 aggregate principal amount of Securities, (A) by check mailed to such Holder’s registered address or, (B) if such Holder delivers to the Security Registrar a written request that the Company make such payments by wire transfer to an account of such Holder within the United States, for each interest payment corresponding to each Regular Record Date occurring during the period beginning on the date on which such Holder delivered such request and ending on the date, if any, on which such Holder delivers to the Security Registrar a written instruction to the contrary, by wire transfer of immediately available funds to the account specified by such Holder.

The Company will pay the principal of, interest on, the Fundamental Change Purchase Price for, and any cash portion of the Settlement Amount with respect to, any Global Security to the Depositary by wire transfer of immediately available funds on the relevant payment date in accordance with Applicable Procedures.

(c) Defaulted Payments. If the Company fails to pay the principal of, interest on, Fundamental Change Purchase Price for, or cash in an amount equal to the aggregate Daily Principal Portions with respect to, any Security at the time and in the manner required hereunder, to the extent lawful, the unpaid portion of such interest, principal, Fundamental Change Purchase Price or cash in an amount equal to the aggregate Daily Principal Portions, as the case may be, will accrue additional interest at a rate equal to the then-applicable interest rate of the Securities from the date of such failure. The Company will pay any such interest in accordance with Section 2.03 of the Base Indenture, as though the failure that caused such interest to accrue were a failure to pay interest on a Security and such interest were Defaulted Interest (as defined in Section 2.03 of the Base Indenture).

Section 2.05 CUSIPs.

The Company, in issuing the Securities, may use one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided, however, that (a) any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice; (b) reliance may be placed only on the other identification numbers printed on the Securities; and (c) any such notice shall not be affected by any defect in or omission of such numbers. The Company shall, without unreasonable delay, notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE 3.

REDEMPTIONS AND PURCHASES

Section 3.01 Amendments to the Base Indenture.

(a) No Redemption. Sections 3.01, 3.02 and 3.03 of the Base Indenture shall not apply with respect to the Securities.

(b) No Sinking Fund. Sections 3.04, 3.05 and 3.06 of the Base Indenture shall not apply with respect to the Securities.

Section 3.02 Purchase at Option of Holders upon a Fundamental Change.

(a) If a Fundamental Change occurs, then each Holder shall have the right, at such Holder’s option, to require the Company to purchase for cash all of such Holder’s Securities, or any portion thereof such that the remaining principal amount of each Security that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 Business Days following the date on which the Company delivers the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Company purchases a Security on a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Company shall instead pay such accrued and unpaid interest on such Security on the Interest Payment Date to the Holder of record of such Security as of such Regular Record Date.

Purchases of Securities under this Section 3.02 shall be made, at the option of the Holder thereof, upon:

(1) if the Securities to be purchased are Physical Securities, delivery to the Paying Agent by the Holder of a duly completed notice (the “Fundamental Change Purchase

Notice”) in the form set forth in Attachment 2 to the Form of Security attached hereto as Exhibit A and of the Securities, duly endorsed for transfer, on or before the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”); and

(2) if the Securities to be purchased are Global Securities, delivery of the Securities, by book-entry transfer, in compliance with the Applicable Procedures of the Depositary and the satisfaction of any other requirements of the Depositary in connection with tendering beneficial interests in a Global Security for purchase, by the Fundamental Change Expiration Time.

The Fundamental Change Purchase Notice in respect of any Securities to be purchased shall state:

(1) if Physical Securities have been issued, the certificate numbers of such Securities;

(2) the portion of the principal amount of such Securities, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

(3) that such Securities are to be purchased by the Company pursuant to the applicable provisions of the Securities and this Indenture.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 3.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.04.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

(b) On or before the 10th calendar day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Securities, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Securities, in accordance with the procedures of the Depositary for providing notices. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a press release and publish such information on the Company’s website or through such other public medium as the Company may use at such time.

Each Fundamental Change Company Notice shall specify:

(1) the events causing the Fundamental Change and whether such Fundamental Change is also a Make-Whole Fundamental Change;

(2) the date of the Fundamental Change;

(3) the last date on which a Holder of Securities may exercise the purchase right pursuant to this Article 3;

(4) the Fundamental Change Purchase Price;

(5) the Fundamental Change Purchase Date;

(6) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(7) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;

(8) that the Securities with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with this Indenture;

(9) that the Holder must exercise the purchase right prior to the Fundamental Change Expiration Time;

(10) that the Holder shall have the right to withdraw any Securities surrendered for purchase prior to the Fundamental Change Expiration Time; and

(11) the procedures that Holders must follow to require the Company to purchase their Securities.

No failure of the Company to give the foregoing notices and no defect therein shall limit the purchase rights of the Holders of Securities or affect the validity of the proceedings for the purchase of the Securities pursuant to this Section 3.02.

(c) Notwithstanding the foregoing, there shall be no purchase of any Securities pursuant to this Section 3.02 if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date. The Paying Agent will promptly return to the respective Holders thereof any Physical Securities held by it during the acceleration of the Securities and shall deem to be cancelled any instructions for book-entry transfer of the Securities in compliance with the procedures of the Depositary, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.03 Effect of Fundamental Change Purchase Notice.

Upon receipt by the Paying Agent of a Fundamental Change Purchase Notice specified in Section 3.02, the Holder of the Security in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.04) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Security (and any previously accrued and unpaid interest on such Security). Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, on the later of (x) the applicable Fundamental Change Purchase Date (provided the conditions in Section 3.02 have been satisfied) and (y) the time of delivery or book-entry transfer of such Security to the Paying Agent by the Holder thereof in the manner required by Section 3.02.

Section 3.04 Withdrawal of Fundamental Change Purchase Notice.

A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Company Notice at any time prior to the Fundamental Change Expiration Time, specifying:

(1) the principal amount of the Securities with respect to which such notice of withdrawal is being submitted;

(2) if Physical Securities have been issued, the certificate numbers of the withdrawn Securities; and

(3) the principal amount, if any, of each Security that remains subject to the Fundamental Change Purchase Notice, which must be $1,000 or an integral multiple of $1,000 in excess thereof;

provided, however, that if the Securities are Global Securities, the notice must comply with Applicable Procedures of the Depositary.

The Paying Agent will promptly return to the respective Holders thereof any Physical Securities with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.04.

Section 3.05 Deposit of Fundamental Change Purchase Price.

Prior to 10:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Securities or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds cash sufficient to pay the Fundamental Change Purchase Price of the Securities for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this Indenture on the Fundamental Change Purchase Date, then as of such Fundamental Change Purchase Date, (a) such Securities will cease to be Outstanding and interest will cease to accrue thereon (whether or not book-entry transfer of such Securities is made or such Securities have been delivered to the Paying Agent) and (b) all other rights of the Holders in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or book-entry transfer, as required by Section 3.02(a), of such Securities).

Section 3.06 Securities Purchased in Whole or in Part.

Any Security that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires in the case of Physical Securities, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered that is not purchased.

Section 3.07 Covenant To Comply with Applicable Laws upon Purchase of Securities.

In connection with any offer to purchase Securities under Section 3.02, the Company shall, in each case if required by law, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act and (iii) otherwise comply with all federal and state securities laws applicable to the Company in connection with such purchase offer, in each case, so as to permit the rights and obligations under Section 3.02 to be exercised in the time and in the manner specified in Section 3.02.

Section 3.08 Repayment to the Company.

To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.05 exceeds the aggregate Fundamental Change Purchase Price of the Securities or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall promptly return any such excess to the Company.

ARTICLE 4.

CONVERSION

Section 4.01 Right To Convert.

(a) Subject to and upon compliance with the provisions of the Indenture, each Holder shall have the right, at such Holder’s option, to convert its Securities, or any portion of its Securities such that the principal amount that remains Outstanding of each Security that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof, into the Settlement Amount determined in accordance with Section 4.03(a) hereof, (x) prior to the Close of Business on the Business Day immediately preceding May 1, 2018, only upon satisfaction of one or more of the conditions described in Section 4.01(b) hereof, and (y) on or after May 1, 2018, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date.

(b) (1) A Holder may surrender Securities for conversion during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter) if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is greater than or equal to 130% of the Conversion Price in effect on each Trading Day.

(2) A Holder may surrender Securities for conversion during the five Business Day period after any five consecutive Trading Day period (the “Measurement Period”) in which, as determined following a request by a Holder in accordance with the procedures set forth in this Section 4.01(b)(2), for each Trading Day of such Measurement Period, the Trading Price per $1,000 principal amount of Securities was less than 97% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. The Trading Price shall be determined by the Company pursuant to this Section 4.01(b)(2) and the definition of “Trading Price” set forth in Section 1.02 hereof. The Company shall provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company in accordance with the definition of Trading Price, along with the appropriate contact information for each. The Bid Solicitation Agent (if other than the Company) shall have no obligation to solicit the applicable market bid quotations of the Securities unless the Company has requested that it do so in writing; and the Company shall have no obligation to make such request (or, if the Company is the Bid Solicitation Agent, to determine the Trading Price of the Securities) unless one or more Holders holding, in the aggregate, at least $2.0 million principal amount of Securities provides it with reasonable evidence that the Trading Price per $1,000 principal amount of Securities would be less than 97% of the product of (i) the Conversion Rate in effect on the next Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day and requests that the Company require the Bid Solicitation Agent to begin soliciting market bid quotations for the Securities (or, if the Company is the Bid Solicitation Agent, requests that the Company begin determining the Trading Price of the Securities). At such time, (i) the Company shall instruct the Bid Solicitation Agent to solicit market bid quotations for the Securities (or, if the Company is the Bid Solicitation Agent, the Company shall determine the Trading Price per $1,000 principal amount of the Securities) beginning on the next Trading Day and on each successive Trading Day until the Company instructs the Bid Solicitation Agent in writing to cease soliciting market bid quotations for the Securities and (ii) the Company shall determine the Trading Price per $1,000 principal amount of the Securities based upon the market bid quotations received from the Bid Solicitation Agent beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Securities for a Trading Day is greater than or equal to 97% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. Whenever the condition to conversion set forth in this Section 4.01(b)(2) has been met, but was not met on the immediately preceding Trading Day, the Company will so notify the Holders and the Trustee. If, at any time after the condition to conversion set forth in this Section 4.02(b)(2) has been met, the condition to conversion set forth in this Section 4.02(b)(2) ceases to be met, the Company will so notify the Holders and the Trustee on the first Trading Day on which such condition ceases to be met. Each of the Trustee, Bid Solicitation Agent, Conversion Agent, Paying Agent and Registrar (in each case, if not the Company) shall have no responsibility to determine the Trading Price of the Securities or whether the condition to conversion set forth in this Section 4.01(b)(2) has been met.

(3) If the Company elects to (x) issue to all or substantially all holders of the Common Stock rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or (y) distribute to all or substantially all holders of the Common Stock the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per-share value, as reasonably determined by the Board of Directors, exceeding 10% of the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such distribution, then, the Company must deliver notice of such issuance or distribution, and of the Ex-Dividend Date for such issuance or distribution, to the Holders and the Trustee at least 50 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Once the Company has given such notice, the Holders may surrender their Securities for conversion at any time during the period beginning on the 50th Scheduled Trading Day immediately prior to the Ex-Dividend Date for such issuance or distribution and ending on the earlier of (a) the Close of Business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution or (b) its announcement that such issuance or distribution will not take place, even if the Securities are not otherwise convertible at such time.

(4) If (i) a Make-Whole Fundamental Change occurs or (ii) the Company is a party to (x) a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other assets or (y) a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, to another Person (other than any of the Company’s Subsidiaries), the Securities may be surrendered for conversion at any time from or after the date that is 50 Scheduled Trading Days prior to the anticipated effective date of such transaction (or, if later, the Business Day after the Company gives notice of such transaction) until the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, or, if there is no Fundamental Change Purchase Date, the 35th Trading Day immediately following the effective date for the transaction. The Company will notify the Holders of any such transaction:

(a) if the Company has knowledge of such transaction at least 50 Scheduled Trading Days prior to the anticipated effective date of such transaction, as promptly as practicable following the date the Company publicly announces such transaction but in no event less than 50 Scheduled Trading Days prior to the anticipated effective date of such transaction; or

(b) if the Company does not have knowledge of such transaction at least 50 Scheduled Trading Days prior to the anticipated effective date of such transaction, within two Business Days of the date upon which the Company receives notice, or otherwise becomes aware, of such transaction, but in no event later than the actual effective date of such transaction.

Section 4.02 Conversion Procedures.

(a) Each Security shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the Applicable Procedures of the Depositary.

(b) To exercise the conversion privilege with respect to a beneficial interest in a Global Security, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company or the Conversion Agent, and pay the funds, if any, required by Section 4.02(f) and any taxes or duties if required pursuant to Section 4.02(g), and the Conversion Agent must be informed of the conversion in accordance with the customary practice of the Depositary.

To exercise the conversion privilege with respect to any Physical Securities, the Holder of such Physical Securities shall:

(1) complete and manually sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(2) deliver the Conversion Notice, which is irrevocable, and the Security to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents,

(4) if required, make any payment required under Section 4.02(f); and

(5) if required, pay all transfer or similar taxes as set forth in Section 4.02(g).

If, upon conversion of a Security, any shares of Common Stock are to be issued to a person other than the Holder of such Security, the related Conversion Notice shall include such other person’s name and address.

If a Security is subject to a Fundamental Change Purchase Notice, such Security may not be converted except to the extent such Security is not subject to a Fundamental Change Purchase Notice, or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.04 hereof prior to the relevant Fundamental Change Purchase Expiration Time.

For any Security, the first Business Day on which the Holder of such Security satisfies all of the applicable requirements set forth above with respect to such Security and on which conversion of such Security is not otherwise prohibited under this Indenture shall be the “Conversion Date” with respect to such Security.

Each conversion shall be deemed to have been effected as to any such Securities (or portion thereof) surrendered for conversion at the Close of Business on the applicable Conversion Date; provided, however, that except to the extent required by Section 4.05 hereof, the person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the last VWAP Trading Day of the applicable Observation Period. At the Close of Business on the Conversion Date for a Security, the converting Holder shall no longer be the Holder of such Security.

(c) Endorsement. Any Securities surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Securities, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.

(d) Physical Securities. If any Securities in a denomination greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Securities so surrendered, without charge, new Securities in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Securities.

(e) Global Securities. Upon the conversion of a beneficial interest in Global Securities, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Securities effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a Holder converts a Security after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, such Holder must accompany such Security with an amount of cash equal to the amount of interest that will payable on such Security on the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (1) if the Conversion Date follows the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the Holder converts its Security after the Close of Business on such Regular Record Date and on or prior to the Open of Business on such Interest Payment Date; or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Security.

(g) Taxes Due upon Conversion. If a Holder converts a Security, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

Section 4.03 Settlement Upon Conversion.

(a) Settlement Amount. Except to the extent otherwise provided in Sections 4.05(f), 4.05(g), 4.06(b), 4.07(b) and 4.08(a) hereof, if a Holder converts a Security, the Company will deliver to such Holder, in respect of each $1,000 principal amount of Securities being converted, on the third Business Day immediately following the last VWAP Trading Day of the applicable Observation Period a “Settlement Amount” equal to the sum of the Daily Settlement Amounts for each of the 40 consecutive VWAP Trading Days of the applicable Observation Period.

(1) The Company shall have the right to elect, from time to time, to pay cash in lieu of some or all of the Daily Net Share Amount for each VWAP Trading Day in the

Observation Period relating to a Conversion Date (a “Specified Net Share Cash Percentage”). Each such election shall be effective until the Company provides notice of an election of a different Specified Net Share Cash Percentage. The Company shall use the same Specified Net Share Cash Percentage for all conversions occurring on any given Conversion Date. The Company will be initially deemed to have elected a Specified Net Share Cash Percentage equal to 0%. If the Company chooses to reset the Specified Net Share Cash Percentage in the future, it shall provide to all Holders, the Trustee and the Conversion Agent a notice of the newly chosen Specified Net Share Cash Percentage and the effective date of such newly chosen Specified Net Share Cash Percentage; provided that, the Specified Net Share Cash Percentage contained in such notice will not apply to any conversion of Securities unless the Company has complied with its obligations with respect thereto under this Section 4.03(a)(1) on or prior to the Close of Business, on the Scheduled Trading Day immediately preceding the first VWAP Trading Day of the applicable Observation Period (or in the case of any conversions occurring on or after May 1, 2018, on or prior to May 1, 2018). The Specified Net Share Cash Percentage will at all times be an integral percentage between 0% and 100%, inclusive, and if the Company provides a notice containing a Specified Net Share Cash Percentage inconsistent with the foregoing or such notification does not comply with the requirements under this Indenture, the Company will be deemed to have elected to not reset the Specified Net Share Cash Percentage notwithstanding such notice. Simultaneously with providing such notice, the Company will issue a press release containing the relevant information and make such information available on its website. The Company may not change the Specified Net Share Cash Percentage for any conversions occurring on or after May 1, 2018. Prior to such date, the Company will have the right to irrevocably elect a Specified Net Share Cash Percentage of 0% by delivering notice to all Holders of the Securities, the Trustee and the Conversion Agent and issuing a press release containing the relevant information and making such information available on its website. Following such irrevocable election, the Company will not have the right to change the Specified Net Share Cash Percentage.

(2) The “Daily Settlement Amount” for each of the 40 consecutive VWAP Trading Days during the Observation Period shall consist of:

(a) an amount of cash equal to the Daily Principal Portion for such VWAP Trading Day; and

(b) if the Daily Conversion Value on such VWAP Trading Day exceeds $25.00, the Daily Net Share Amount.

(3) Fractional Shares. Notwithstanding the foregoing, the Company will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Security. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Company will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of (i) such fraction of a share and (ii) the Daily VWAP for the last VWAP Trading Day of the applicable Observation Period (subject to clause (4) immediately below).

(4) Conversion of Multiple Securities by a Single Holder. If a Holder surrenders more than one Security for conversion on a single Conversion Date, the Company will calculate the consideration due with respect to such Securities as if such Holder had surrendered for conversion one Security having an aggregate principal amount equal to the sum of the principal amounts of each of the Securities surrendered for conversion by such Holder on such Conversion Date.

(b) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Security, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Security and the Company’s delivery of the consideration, if any, into which a Security is convertible will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Security to, but excluding, the Conversion Date; provided, however, that if a Holder converts a Security after a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Security on such Regular Record Date (provided the Holder makes the interest payment upon conversion as provided in Section 4.02(f)).

As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Security will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the Settlement Amount for any Security includes both cash and shares of the Common Stock, accrued and unpaid interest will be deemed to be paid first out of the amount of cash delivered upon such conversion. In no event will a Holder be entitled to receive any dividend or other distribution with respect to any Common Stock issued on conversion of such Holder’s Securities if the applicable Conversion Date is after the Regular Record Date for such dividend or distribution. Prior to the settlement of any conversion in accordance with Section 4.03, a Holder shall not be the owner of any Common Stock issuable upon Conversion of such Holder’s Securities.

(c) Notices. Whenever a Conversion Date occurs with respect to a Security, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Securities converted on such Conversion Date and the names of the Holders that converted Securities on such Conversion Date.

On the first Business Day immediately following the last VWAP Trading Day of the Observation Period applicable to any Security, the Company will deliver written notice to the Conversion Agent and the Trustee stating the consideration, if any, that the Company is obligated to pay to satisfy its conversion obligation with respect to each Security converted on such Conversion Date.

Section 4.04 Exchange in Lieu of Conversion

(a) If a Holder surrenders Securities for conversion, then, notwithstanding anything herein to the contrary, the Company may direct the Conversion Agent to surrender, on or prior to the first Business Day following the Conversion Date, such Securities to a financial institution designated by the Company (a “Designated Institution”) for exchange in lieu of conversion.

In order to accept any Securities surrendered for conversion, the Designated Institution must agree to deliver, in exchange for such Securities, the Settlement Amount for such Securities at the time the Company would otherwise be required to deliver such Settlement Amount pursuant to Section 4.03(a).

If the Company directs the Conversion Agent to surrender such Securities to the Designated Institution for exchange in lieu of conversion, by the Close of Business on the second Business Day immediately following the Conversion Date, the Company will deliver written notice of such exchange in lieu of conversion to the converting Holder, the Trustee and the Conversion Agent and whether the Designated Institution has agreed to make such exchange in lieu of conversion. A copy of such notice shall be delivered to the Designated Institution and, if such exchange has been agreed to, in the case of Securities represented by a Global Security, such notice shall also include (i) wire instructions and free delivery trade information for the Designated Institution to deliver the Settlement Amount for such Securities to such Holder pursuant to the following and (ii) instructions to process a free delivery trade of the Securities to the Designated Institution.

(b) If the Designated Institution accepts Securities surrendered for exchange in lieu of conversion, it shall (i) deliver the Settlement Amount for such Securities directly to the Holder of such Securities no later than 11:00 a.m., New York City time, on the third Business Day immediately following the last VWAP Trading Day of the applicable Observation Period using, in the case of Securities represented by a Global Security, the wire instructions and free delivery trade information on the notice that the Company shall have delivered to the Designated Institution pursuant to Section 4.04(a), and, in the case of Securities represented by a Global Security, and (ii)(x) send an e-mail notification to the Conversion Agent once it has (I) wired the cash comprising the Settlement Amount for such Securities to such Holder, providing a Federal Reference Number, (II) processed a free delivery trade to such Holder for the securities, if any, comprising the Settlement Amount for such Securities, and (III) confirmed receipt of the free delivery of the Securities, and (y) the Conversion Agent shall then contact such Holder’s DTC custodian to confirm such DTC custodian’s receipt of such cash and securities, if any. Such payment and delivery shall be deemed to satisfy the Company’s conversion obligations under this Article 4 with respect to the conversion of such Securities. Any Securities so exchanged by such Designated Institution shall remain outstanding for all purposes under this Indenture.

(c) If the Designated Institution agrees to accept any Securities for exchange in lieu of conversion but does not timely deliver the Settlement Amount therefor, or if the Designated Institution does not accept such Securities for exchange, the Company shall, by the Close of Business on the third Business Day immediately following the last VWAP Trading Day of the applicable Observation Period, deliver the Settlement Amount for such Securities to such converting Holder as if the Company had not made such exchange in lieu of conversion election.

(d) For the avoidance of doubt, in no event will the Company’s designation of a Designated Institution pursuant to this Section 4.04 require such Designated Institution to accept any Securities for exchange in lieu of conversion, and in no event will the Company be obligated to pay any consideration to, or otherwise enter into any agreement with, the Designated Institution for or with respect to such designation.

Section 4.05 Adjustment of Conversion Rate.

The Conversion Rate will be adjusted as described in this Section 4.05, except that the Company shall not make any adjustment to the Conversion Rate if each Holder participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and as a result of holding the Securities, in any of the relevant transactions described below without having to convert its Securities and as if it held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Securities held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or such effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 4.05(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 4.05(a) is declared but not so paid or made, the Conversion Rate shall be immediately re-adjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 +Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 4.05(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be re-adjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 4.05(b) and Section 4.01(b)(3) hereof, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(1) dividends or distributions of the Common Stock, rights, options or warrants as to which an adjustment was effected pursuant to Section 4.05(a) hereof or Section 4.05(b) hereof;

(2) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 4.05(d) hereof; and

(3) Spin-Offs as to which the provisions set forth below in this Section 4.05(c) shall apply;

(any of such shares of Capital Stock, evidences of indebtedness, assets, property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Securities shall receive, in respect of each $1,000 principal amount of Securities it holds, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 4.05(c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 4.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Company or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

If a Holder converts a Security and the first VWAP Trading Day of the Observation Period applicable to such Security occurs after the first Trading Day of the Valuation Period for a Spin-Off, but on or before the last Trading Day of the Valuation Period for such Spin-Off, the reference in the above definition of “FMV0” to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date of such Spin-Off to, but excluding, the first VWAP Trading Day of such Observation Period. If a Holder converts a Security and one or more VWAP Trading Days of the Observation Period for such Security occurs on or after the Ex-Dividend Date for a Spin-Off, but on or prior to the first Trading Day of the Valuation Period for such Spin-Off, such Observation Period will be suspended on the first such Trading Day and will resume immediately after the first Trading Day of the Valuation Period for such Spin-Off, with the reference in the above definition of “FMV0” to 10 consecutive Trading Days deemed replaced with a reference to one (1) Trading Day.

For purposes of the second adjustment set forth in this clause 4.05(c), (i) the Last Reported Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Last Reported Sale Price of the Common Stock in

the definition of “Last Reported Sale Price” set forth in Section 1.02 hereof, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject to Section 4.05(g), for the purposes of this Section 4.05(c), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.05(c), (and no adjustment to the Conversion Rate under this Section 4.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.05(c). If any such rights, options or warrants, distributed prior to the Issue Date are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.05(c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any Holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be re-adjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be re-adjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be re-adjusted as if such rights and warrants had not been issued.

For purposes of Section 4.05(a) hereof, Section 4.05(b) hereof and this Section 4.05(c), if any dividend or distribution to which this Section 4.05(c) applies includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 4.05(a) hereof also applies (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 4.05(b) hereof also applies (the “Clause B Distribution”),

then (i) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.05(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required to be made under this Section 4.05(c) with respect to such Clause C Distribution shall be made, (ii) the Clause B Distribution, if any, shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.05(b) hereof with respect thereto shall then be made, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause B Distribution and the Clause A Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (B) any shares of Common Stock included in the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 4.05(b) hereof, and (iii) the Clause A Distribution, if any, shall be deemed to immediately follow the Clause C Distribution or the Clause B Distribution, as the case may be, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution, and (B) any shares of Common Stock included in the Clause A distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.05(a) hereof.

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share that the Company distributes to holders of the Common Stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each $1,000 principal amount of Securities it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution. Such increase shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Offer Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the Close of Business the Offer Expiration Date;

AC	=	the aggregate fair market value, on the Offer Expiration Date, of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender offer or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Offer Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Close of Business on the Offer Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date (the “Averaging Period”).

If a Holder converts a Security and the first VWAP Trading Day of the Observation Period for such Security occurs after the first Trading Day of the Averaging Period for a tender or exchange offer, but on or before the last Trading Day of the Averaging Period for such tender or exchange offer, the reference in the above definition of “SP1” to “10” shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first

Trading Day of the Averaging Period for such tender or exchange offer to, but excluding, the first VWAP Trading Day of such Observation Period. If a Holder converts a Security and one or more VWAP Trading Days of the Observation Period for such Security occurs on or after the Offer Expiration Date for a tender or exchange offer, but on or prior to the first Trading Day in the Averaging Period for such tender or exchange offer, such Observation Period will be suspended on the first such Trading Day and will resume immediately after the first Trading Day of the Averaging Period for such tender or exchange offer and the reference in the above definition of “SP1” to “10” shall be deemed replaced with a reference to one (1).

(f) Special Settlement Provisions. Notwithstanding anything to the contrary herein, if a Holder converts a Security and the Daily Settlement Amount for any VWAP Trading Day during the Observation Period applicable to such Security:

(1) is calculated based on a Conversion Rate adjusted on account of any event described in Sections 4.05(a) through (e) hereof; and

(2) includes any shares of Common Stock that, but for this provision, would entitle their holder to participate in such event;

then, although the Company will treat such Holder as the holder of record of such shares of Common Stock on the last VWAP Trading Day of such Observation Period, the Company will not permit such Holder to participate in such event on account of such shares of Common Stock.

In addition, if a Holder converts a Security and:

(1) the Ex-Dividend Date, effective date or Offer Expiration Date for any event that requires an adjustment to the Conversion Rate under any of Sections 4.05(a) through (e) hereof occurs:

(a) on or after the first VWAP Trading Day of such Observation Period; and

(b) on or prior to the last VWAP Trading Day of such Observation Period; and

(2) the Daily Settlement Amount for any VWAP Trading Day in such Observation Period that occurs on or prior to such Ex-Dividend Date, effective date or Offer Expiration Date:

(a) includes shares of the Common Stock that do not entitle their holder to participate in such event; and

(b) is calculated based on a Conversion Rate that is not adjusted on account of such event;

then on account of such conversion, the Company will, on such Ex-Dividend Date, effective date or Offer Expiration Date, treat such Holder, as a result of having converted such Securities, as though it were the record holder of a number of shares of Common Stock equal to the total number of shares of Common Stock that:

(1) are deliverable as part of the Daily Settlement Amount:

(a) for a VWAP Trading Day in such Observation Period that occurs on or prior to such Ex-Dividend Date, effective date or Offer Expiration Date; and

(b) is calculated based on a Conversion Rate that is not adjusted for such event; and

(2) if not for this provision, would not entitle such holder to participate in such event.

(g) Poison Pill. Whenever a Holder converts a Security, to the extent that the Company has a rights plan in effect on any VWAP Trading Day in the Observation Period applicable to such Security, the Holder converting such Security will be entitled receive, in addition to any shares of Common Stock that the Holder was otherwise entitled to receive in connection with such conversion on such VWAP Trading Day, the rights under the rights plan, unless prior to such VWAP Trading Day, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed, to all holders of the Common Stock, Distributed Property as described in Section 4.05(c) hereof, subject to re-adjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein, except on and after the first VWAP Trading Day of any Observation Period with respect to a Security and on or prior to the last VWAP Trading Day of such Observation Period, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made (i) on the Effective Date for any Make-Whole Fundamental Change, and (ii) on the first VWAP Trading Day of the applicable Observation Period. In addition, the Company shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of Common Stock a Holder would have held on a given day had it converted its Securities.

(i) Limitation on Adjustments. Except as stated in this Section 4.05, the Company will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 4.05(a) through (e) hereof would result in a decrease in the Conversion Rate, then, except to the extent of any re-adjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split, share combination or re-adjustment).

In addition, notwithstanding anything to the contrary herein, the Conversion Rate will not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any right, option, warrant, or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Securities were first issued;

(4) for a change in the par value of the Common Stock;

(5) for any dividend or distribution of new common stock on the Common Stock, or exchange of new common stock for the Common Stock, as a result of a merger, sale or conveyance effected solely for the purpose of changing the Company’s jurisdiction of incorporation;

(6) for any repurchase of shares of Common Stock in the open market by the Company (including by way of accelerated share repurchase or other derivatives); or

(7) for accrued and unpaid interest on the Securities, if any.

In addition, the Company will not undertake any transaction that would result in its being required, pursuant to this Indenture, to adjust the Conversion Rate such that the Conversion Price per share of Common Stock will be less than the par value of the Common Stock.

(j) For purposes of this Section 4.05, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.06 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including during an Observation Period), the Company will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, Ex-Dividend Date or Offer

Expiration Date of the event occurs, at any time during the period when such Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and subject to the applicable rules of The NASDAQ Global Select Market, the Company is permitted to increase the Conversion Rate of the Securities by any amount for a period of at least 20 business days if the Board of Directors determines that such increase would be in the Company’s best interest. The Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event for United States federal income tax purposes.

Section 4.07 Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.

(a) Increase in the Conversion Rate. If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Securities in connection with such Make-Whole Fundamental Change, the Company shall, in certain circumstances, increase the Conversion Rate for the Securities so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described in this Section 4.07. A conversion of Securities shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Close of Business on the Business Day immediately preceding the related Fundamental Change Purchase Date or, if such Make-Whole Fundamental Change is not a Fundamental Change, the 35th Trading Day immediately following the Effective Date for such Make-Whole Fundamental Change.

(b) Cash Mergers. Upon surrender of Securities for conversion in connection with a Make-Whole Fundamental Change, the Company shall satisfy its conversion obligation in accordance with Section 4.03 hereof (but subject to Section 4.08 hereof). However, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in Clause (2) of the definition of Fundamental Change is comprised entirely of cash, then, for any conversion of Securities on or following the Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Security shall be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and shall, for each $1,000 principal amount of Securities converted, be deemed to be an amount of cash equal to the product of (i) the Conversion Rate in effect on the applicable Conversion Date (as increased by any number of Additional Shares required by this Section 4.07) and (ii) such Stock Price. In such event, the Company will pay such amount of cash to a converting Holder on the third Business Day following the applicable Conversion Date.

(c) Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Holder that converts its Securities in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(d) Interpolation and Limits. The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(1) If the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(2) If the Stock Price is greater than $200.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.07(d)(4) hereof), the Conversion Rate shall not be increased.

(3) If the Stock Price is less than $53.10 per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.07(d)(4) hereof), the Conversion Rate shall not be increased.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of the Additional Shares to exceed 18.8323 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 4.05 hereof.

(4) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Securities is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.05.

(e) Notices. The Company shall notify the Holders, and provide a copy of such notice to the Trustee, of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

Section 4.08 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) Merger Events. In the case of:

(1) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment was made pursuant to Section 4.05(a) hereof);

(2) any consolidation, merger or combination involving the Company;

(3) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(4) any statutory share exchange;

in each case as a result of which the Common Stock would be converted into, or exchanged for, Capital Stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event,” any such Capital Stock, other securities, other property or assets, “Reference Property,” and the amount of Reference Property that a holder of one share of Common Stock (i) is entitled to receive in the applicable Merger Event, or, (ii) if as a result of the applicable Merger Event, each share of Common Stock is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the per-share of Common Stock weighted average of the types and amounts of Reference Property received by the holders of Common Stock that affirmatively make such an election, a “Unit of Reference Property”) then, at the effective time of such Merger Event, the right to convert each $1,000 principal amount of Securities based on a number of shares of the Common Stock equal to the applicable Conversion Rate will, without the consent of the Holders, be changed into a right to convert each $1,000 principal amount of Securities based on a number of Units of Reference Property equal to the applicable Conversion Rate and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for such change in the right to convert each $1,000 principal amount of Securities; provided, however, that (x) the Company will continue to have the right to determine the form of consideration to be paid and delivered, as the case may be, pursuant to Section 4.03 hereof and (y)(i) any amount payable in cash upon conversion of Securities in accordance with Sections 4.03 and 4.07 hereof shall continue to be payable in cash, (ii) the number of shares of Common Stock that the Company would have been required to deliver upon conversion of the Securities in accordance with Sections 4.03 and 4.07 hereof shall instead be deliverable in Units of Reference Property and (iii) the Daily VWAP and the Last Reported Sale Price will, to the extent reasonably possible, be calculated based on the value of a Unit of Reference Property and the definitions of VWAP Trading Day and VWAP Market Disruption Event shall be determined by reference to the components of a Unit of Reference Property.

The Company shall notify the Holders and the Trustee of the value of a Unit of Reference Property as soon as practicable after such determination is made. The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 4.08. Such supplemental indenture described in the immediately preceding paragraph shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor person. If, in the case of any such Merger Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of Capital Stock, securities or other property or assets (including cash or any combination thereof) of a person other than the successor or purchasing person, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other person.

(b) Notice of Supplemental Indentures. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Securities maintained by the Security Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 4.08 shall similarly apply to successive Merger Events.

(c) Prior Notice. In addition, at least 50 Scheduled Trading Days before any Merger Event, the Company shall give notice to Holders of such Merger Event, or, if the Company has not publicly announced such Merger Event at such time, as promptly as practicable after publicly announcing such Merger Event, and provide a copy of such notice to the Trustee. In any such notice, the Company shall also specify the composition of the Unit of Reference Property for such Merger Event, or, if the Company has not determined the composition of such Unit of Reference Property at such time, the Company will provide an additional notice to Holders that states the composition of such Unit of Reference Property as promptly as practicable after determining its composition.

Section 4.09 Stock Issued Upon Conversion.

(a) Reservation of Shares. To the extent necessary to satisfy its obligations under this Indenture, prior to issuing any shares of Common Stock, the Company will reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Securities.

(b) Certain other Covenants. The Company covenants that all shares of Common Stock that may be issued upon conversion of Securities shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder or due to a change in registered owner).

The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Securities on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

Section 4.10 Responsibility of Trustee.

The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Securities to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Securities; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Securities for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent and as Bid Solicitation Agent.

Section 4.11 Notice to Holders.

(a) Notice to Holders Prior to Certain Actions. The Company shall deliver notices of the events specified below at the times specified below and containing the information specified below unless, in each case, (i) pursuant to this Indenture, the Company is already required to deliver notice of such event containing at least the information specified below at an earlier time or, (ii) the Company, at the time it is required to deliver a notice, does not have knowledge of all of the information required to be included in such notice, in which case, the Company shall (A) deliver notice at such time containing only the information that it has knowledge of at such time (if it has knowledge of any such information at such time), and (B) promptly upon obtaining knowledge of any such information not already included in a notice delivered by the Company, deliver notice to each Holder containing such information. In each case, the failure by the Company to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(1) Issuances, Distributions, and Dividends and Distributions. If the Company (A) announces any issuance of any rights, options or warrants that would require an adjustment in the Conversion Rate pursuant to Section 4.05(b) hereof; (B) authorizes any distribution that would require an adjustment in the Conversion Rate pursuant to Section 4.05(c) hereof (including any separation of rights from the Common Stock described in Section 4.05(g) hereof); or (C) announces any dividend or distribution that would require an adjustment in the Conversion Rate pursuant to Section 4.05(d) hereof, then the Company shall deliver to the Holders, as promptly as possible, but in any event at least 50 Scheduled Trading Days prior to the applicable Ex-Dividend Date, notice describing such issuance, distribution, dividend or distribution, as the case may be, and stating the expected Ex-Dividend Date and record date for such issuance, distribution, dividend or distribution, as the case may be. In addition, the Company shall deliver to the Holders notice if the consideration included in such issuance, dividend or distribution, or the Ex-Dividend Date or record date of such issuance, dividend or distribution, as the case may be, changes.

(2) Tender and Exchange Offers. If the Company announces any tender or exchange offer that could require an adjustment in the Conversion Rate pursuant to Section 4.05(e) hereof, the Company shall deliver to the Holders on the day it announces such tender or exchange offer, and, if the Company is required to file with the Commission a Schedule TO in connection with such tender or exchange offer, an additional notice (i) when the Company first files such Schedule TO, which notice shall include the address at which such Schedule TO is available on EDGAR (or any successor thereto), and, (ii) whenever the Company files an amendment to such Schedule TO, which notice shall include the address at which such amendment is available on EDGAR (or any successor thereto).

(3) Voluntary Increases. If the Company increases the Conversion Rate pursuant to Section 4.06(b), the Company shall deliver notice to the Holders at least 15 days prior to the date on which such increase will become effective, which notice shall state the date on which such increase will become effective and the amount by which the Conversion Rate will be increased.

(4) Dissolutions, Liquidations and Winding-Ups. If there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall deliver notice to the Holders as promptly as possible, but in any event at least 50 Scheduled Trading Days prior to the earlier of (i) the date on which such dissolution, liquidation or winding-up, as the case may be, is expected to become effective or occur, and (ii) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be, which notice shall state the expected effective date and record date for such event, as applicable, and the amount and kind of property that a holder of one share of the Common Stock is expected to be entitled, or may elect, to receive in such event. The Company shall deliver an additional notice to holders, as promptly as practicable, whenever the expected effective date or record date, as applicable, or the amount and kind of property that a holder of one share of the Common Stock is expect to be entitled to receive in such event, changes.

(b) Notices After Certain Actions and Events. Whenever an adjustment to the Conversion Rate becomes effective pursuant to Sections 4.05, 4.06 or 4.07 hereof, the Company will (i) file with the Trustee an Officer’s Certificate stating that such adjustment has become effective, the Conversion Rate, and the manner in which the adjustment was computed and (ii) deliver notice to the Holders stating that such adjustment has become effective and the Conversion Rate or conversion privilege as adjusted. Failure to give any such notice, or any defect therein, shall not affect the validity of any such adjustment.

ARTICLE 5.

PARTICULAR COVENANTS OF THE COMPANY

Section 5.01 [Reserved.]

Section 5.02 Payment of Principal, Interest and Fundamental Change Purchase Price.

This Section 5.02 shall replace Section 4.01 of the Base Indenture in its entirety.

The Company covenants and agrees that it will cause to be paid the principal of (including the Fundamental Change Purchase Price), and accrued and unpaid interest, if any, on each of the Securities at the places, at the respective times and in the manner provided herein and in the Securities.

Section 5.03 Maintenance of Office or Agency.

This Section 5.03 replaces Section 4.02 of the Base Indenture in its entirety.

The Company will maintain in the continental United States an office of the Paying Agent, an office of the Security Registrar and an office or agency where Securities may be surrendered for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee.

The Company may also from time to time designate as coregistrars one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the continental United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Security Registrar, Custodian, Conversion Agent, Transfer Agent, Bid Solicitation Agent and the Corporate Trust Office, which shall be in the continental United States, shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

With respect to any Global Security, the Corporate Trust Office of the Trustee or any Paying Agent shall be the Place of Payment where such Global Security may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Securities may be delivered in exchange therefor; provided, however, that any such payment, conversion, presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary for such Global Security shall be deemed to have been effected at the Place of Payment for such Global Security in accordance with the provisions of this Indenture.

Section 5.04 Appointments to Fill Vacancies in Trustee’s Office.

The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.10 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 5.05 Provisions as to Paying Agent.

This Section 5.05 shall replace Section 4.03 of the Base Indenture in its entirety.

(a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 5.05:

(1) that it will hold all sums held by it as such agent for the payment of the principal of, accrued and unpaid interest, if any, on, and the Fundamental Change Purchase Price for, the Securities in trust for the benefit of the holders of the Securities;

(2) that it will give the Trustee prompt notice of any failure by the Company to make any payment of the principal of, accrued and unpaid interest, if any, on, or the Fundamental Change Purchase Price for, the Securities when the same shall be due and payable; and

(3) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal of, accrued and unpaid interest, if any, on, and Fundamental Change Purchase Price for, the Securities, deposit with the Paying Agent a sum sufficient to pay such principal, accrued and unpaid interest, or Fundamental Change Purchase Price, as the case may be, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action, provided that, if such deposit is made on the due date, such deposit must be received by the Paying Agent by 10:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of, accrued and unpaid interest, if any, on, or Fundamental Change Purchase Price for, the Securities, set aside, segregate and hold in trust for the benefit of the holders of the Securities a sum sufficient to pay such principal, accrued and unpaid interest, if any, on or Fundamental Change Purchase Price, as the case may be, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal of, accrued and unpaid interest on, or Fundamental Change Purchase Price for, the Securities when the same shall become due and payable.

(c) Anything in this Section 5.05 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Paying Agent hereunder as required by this Section 5.05, such sums to be held by the Trustee upon the trusts herein contained and upon such payment by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability with respect to such sums.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, accrued and unpaid interest, if any, on, or Fundamental Change Purchase Price for, any Security and remaining unclaimed for two years after such principal, accrued and unpaid interest, if any, on, or Fundamental Change Purchase Price for, such Security has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 5.06 Reports.

This Section 5.06 will replace Section 5.03 of the Base Indenture in its entirety.

The Company will file with the Trustee, within 15 days after it is required to file the same with the SEC (after giving effect to any applicable grace period as set forth in Rule 12b-25 under the Exchange Act), pursuant to Section 314 of the Trust Indenture Act, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee for the purposes of this Section 5.06 at the time of such filing through the EDGAR system (or such successor thereto). The Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed through the EDGAR system (or such successor thereto).

Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 5.07 No Layering of Debt.

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinate or junior in right of payment to any Senior

Indebtedness of the Company and senior in right of payment to the Securities; provided that, the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any liens or guarantees arising or created in respect of some but not all of such Senior Indebtedness. No such indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Indebtedness of the Company by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Section 5.08 Statements as to Defaults.

This Section 5.08 will replace Section 13.12 of the Base Indenture in its entirety. The Company shall deliver to the Trustee, as soon as possible, and in any event within thirty days after the Company becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the action that the Company proposes to take with respect thereto. Such Officer’s Certificate shall also comply with any additional applicable requirements set forth in Section 13.07(b) of the Base Indenture. In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officer’s Certificate signed by the principal executive officer, the principal financial officer, or the principal accounting officer of the Company, stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observance of any of the terms, provisions, conditions and covenants of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such Defaults or Events of Default, as applicable, and the nature and status thereof of which the Company may have knowledge.

Section 5.09 Supplementary Interest Notice.

If Supplementary Interest is payable by the Company pursuant to Section 6.04 hereof, the Company shall deliver to the Trustee an Officer’s Certificate prior to the Regular Record Date for each applicable Interest Payment Date to that effect stating (a) the amount of such Supplementary Interest that is payable and (b) the date on which such interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Supplementary Interest is payable. If the Company has paid Supplementary Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 5.10 Covenant Not to Take Certain Actions.

In addition, the Company will not undertake any transaction that would result in the Company being required, pursuant to the Indenture, to adjust the Conversion Rate such that the Conversion Price per share of the Common Stock will be less than the par value of the Common Stock.

ARTICLE 6.

REMEDIES

Section 6.01 Amendments to the Base Indenture.

(a) The Holders shall not have the benefit of Article 6 of the Base Indenture and, with respect to the Securities, this Article 6 supersedes Article 6 of the Base Indenture in its entirety.

(b) The reference in Section 7.06(c) of the Base Indenture to Section 6.01(a)(4) is, with respect to the Securities, hereby deemed replaced by a reference to Section 6.02(i) hereof.

(c) The reference in Section 7.06(c) of the Base Indenture to Section 6.01(a)(5) is, with respect to the Securities, hereby deemed replaced by a reference to Section 6.02(j) hereof.

(d) The reference in Section 2.01(a)(17) of the Base Indenture to Section 6.01 is, with respect to the Securities, hereby deemed replaced by a reference to Section 6.03 hereof.

Section 6.02 Events of Default.

Each of the following events (and only the following events) shall be an “Event of Default” wherever used with respect to the Securities:

(a) default in any payment of interest on any Security when due and payable and the default continues for a period of 30 days, whether or not such payment is prohibited by Article 10 hereof;

(b) default in the payment of the principal of any Security (including the Fundamental Change Purchase Price) when due and payable on the Maturity Date, upon required purchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by Article 10 hereof;

(c) failure by the Company to comply with its obligations under Article 4 hereof to convert the Securities into cash, and, if applicable, shares of Common Stock, determined in accordance with Article 4 hereof upon exercise of a Holder’s conversion right, whether or not compliance with such obligations is prohibited by Article 10 hereof, and such failure continues for five Business Days;

(d) failure by the Company to issue a notice in accordance with the provisions of Section 4.01(b)(3) hereof or Section 3.02(b) hereof;

(e) failure by the Company to comply with its obligations under Article 9 hereof;

(f) failure by the Company for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Securities then Outstanding (a copy of which notice, if given by Holders, must also to be given to the Trustee) has been received by the Company to comply with any of its other agreements contained in the Securities or this Indenture, which notice shall state that it is a “Notice of Default” hereunder;

(g) default by the Company or any of the Company’s Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of

$35,000,000 (or its foreign currency equivalent at the time) in the aggregate of the Company and/or any of the Company’s Subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(h) a final judgment for the payment of $35,000,000 (or its foreign currency equivalent at the time) or more (excluding any amounts covered by insurance or bond) rendered against the Company or any of the Company’s Subsidiaries by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within thirty days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(i) the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s or such Significant Subsidiary of the Company’s property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(j) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

Section 6.03 Acceleration; Rescission and Annulment

(a) If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.02(i) or Section 6.02(j) with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company)), unless the principal of all of the Securities shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the Securities then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on all the Securities to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in this Indenture or in the Securities contained to the contrary notwithstanding. If an Event of Default specified in Section 6.02(i) or Section 6.02(j) with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all Securities shall be immediately due and payable.

(b) This provision, however, is subject to the conditions that if, at any time after the principal of, and accrued and unpaid interest, if any, on, the Securities shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided:

(1) the Company shall pay or shall deposit with the Trustee (A) a sum sufficient to pay installments of accrued and unpaid interest, if any, upon all Securities and the principal of all Securities that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest, if any, (to the extent that payment of such interest is enforceable under applicable law) and on such principal, at the rate borne by the Securities at such time) and all amounts due to the Trustee pursuant to Section 7.06 of the Base Indenture, and (B) amounts of consideration sufficient to settle every outstanding conversion;

(2) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3) any and all Events of Defaults under this Indenture, other than the nonpayment of the principal of, and accrued and unpaid interest, if any, on, the Securities (including on overdue installments) that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.05 hereof, then, the Holders of a majority in aggregate principal amount of the Securities then Outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Securities (other than a Default or an Event of Default resulting from a failure to pay the Fundamental Change Purchase Price of a Security, the failure to deliver the conversion obligation with respect to a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) and rescind and annul such declaration of acceleration resulting from such Defaults or Events of Default (other than a Default or an Event of Default resulting from a failure to pay the Fundamental Change Purchase Price of a Security, the failure to deliver the conversion obligation due upon conversion of a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) and their consequences and such Default (other than a Default relating to the failure to pay the Fundamental Change Purchase Price of a Security, the failure to deliver the conversion obligation with respect to a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; provided, that no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

Section 6.04 Supplementary Interest.

(a) Notwithstanding any provisions of the Indenture to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with Section 5.06 hereof (a “Reporting Event of Default”), will, for the first 360 days after the occurrence of such Reporting Event of Default, consist exclusively of the right to receive additional interest on the Securities at a rate per year equal to 0.25% per annum of the principal amount of the Outstanding Securities for each day during the first 180 days after the occurrence of such Reporting Event of Default and 0.50% per annum of the principal amount of the Outstanding Securities for each day from the 181st until the 360th day following the occurrence of such Reporting Event of Default (“Supplementary Interest”), payable semi-annually in arrears at the same time and in the same manner as regular interest on the Securities pursuant to Section 2.04, during which such Reporting Event of Default is continuing (and has neither been waived nor cured).

(b) On the 361st day after the date on which such Reporting Event of Default first occurred (if such Reporting Event of Default has not been cured or waived prior to such 361st day), the Securities will be subject to acceleration as provided in Section 6.03 hereof. In the event we do not so elect to pay Supplementary Interest in connection with a Reporting Event of Default, the Securities will be subject to acceleration as provided in Section 6.03 hereof.

(c) In order to elect to pay Supplementary Interest as the sole remedy during the 360-day period after the occurrence of a Reporting Event of Default, in accordance with this Section 6.04, the Company must notify all Holders and the Trustee and Paying Agent of such election prior to the beginning of such 360-day period. Upon the Company’s failure to timely give such notice, the Securities will be immediately subject to acceleration as provided in Section 6.03 hereof.

Section 6.05 Waiver of Past Defaults

If an Event of Default or a Default occurs, other than (a) an uncured Event of Default described in Sections 6.02(a), (b) and (c) hereof or (b) a Default in respect of a provision that under Section 8.02 hereof that cannot be amended without the consent of each affected Holder, the Holders of a majority in aggregate principal amount of the then Outstanding Securities may waive such Event of Default or Default and all of its consequences hereunder. Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured, and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.06 Control by Majority.

At any time, the Holders of a majority of the aggregate principal amount of the then Outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to the Trustee’s duties under Article 7 of the Base Indenture and the Trust Indenture Act, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security satisfactory to it against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee. Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action. The Trustee may take other action not inconsistent with such direction.

Section 6.07 Limitation on Suits.

Subject to Section 6.08 hereof, no Holder may pursue a remedy with respect to this Indenture or the Securities unless:

(a) such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of the then Outstanding Securities deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and, if requested, provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d) the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of the then Outstanding Securities did not deliver to the Trustee a direction that, in the opinion of the Trustee, was inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.08 Rights of Holders to Receive Payment and to Convert.

Notwithstanding anything to the contrary elsewhere in this Indenture, the right of any Holder to receive payment of the principal of, interest on, Fundamental Change Purchase Price for, its Securities, on or after the respective due date, and to convert its Securities and receive any amounts due with respect to such Securities in accordance with Article 4 hereof, or to bring suit for the enforcement of any such payment or conversion rights, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.07 hereof.

Section 6.09 Collection of Indebtedness; Suit for Enforcement by Trustee.

If an Event of Default specified in Section 6.02(a), 6.02(b) or 6.02(c) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, interest on, Fundamental Change Purchase Price for, and the consideration due upon the conversion of, the Securities, as the case may be, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 7.06 of the Base Indenture.

Section 6.10 Trustee May Enforce Claims Without Possession of Securities.

All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.11 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of the Base Indenture out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in Section 2.07 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not a Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in this Indenture) or by the Holders, as the case may be.

Section 6.15 Priorities.

After an Event of Default, any money or property distributable in respect of the Company’s obligations under this Indenture, or if the Trustee collects any money or property pursuant to this Article 6, it will pay out the money or distribute the property in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.06 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the holders of Senior Indebtedness to the extent required by Article 10:

THIRD: to the Holders, for any amounts due and unpaid on the principal of, accrued and unpaid interest on, Fundamental Change Purchase Price for, and any cash due upon conversion of, any Security, without preference or priority of any kind, according to such amounts due and payable on all of the Securities; and

FOURTH: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.15. If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.16 Undertaking for Costs.

All parties to this Indenture agree, and each Holder, by such Holder’s acceptance of a Security, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 6.16 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the Securities then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, accrued and unpaid interest, if any, on, or Fundamental Change Purchase Price for, any Security on or after the due date expressed or provided for in this Indenture or to any suit for the enforcement of the right to convert any Security in accordance with the provisions of Article 4 hereof.

Section 6.17 Waiver of Stay, Extension and Usury Laws.

The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.18 Notices from the Trustee.

This Section 6.18 will replace Section 7.14 of the Base Indenture in its entirety. Whenever a Default occurs and is continuing and is known to the Trustee, the Trustee shall deliver notice of such Default to the Holders within 90 days after the date on which such Default first occurred. Except in the case of a Default in the payment of the principal of, interest on, or Fundamental Change Purchase Price for, any Security or of a Default in the payment and/or, if applicable, delivery, as the case may be, of the consideration due upon conversion of a Security, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Holders.

ARTICLE 7.

SATISFACTION AND DISCHARGE

Section 7.01 Inapplicability of Provisions of Base Indenture; Satisfaction and Discharge of the Indenture.

Article 11 of the Base Indenture shall not apply with respect to the Securities. Instead, the satisfaction and discharge provisions set forth in this Article 7 shall, with respect to the Securities, supersede in their entirety Article 11 of the Base Indenture, and all references in the Base Indenture to Article 11 thereof and the satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Securities, be deemed to be references to this Article 7 and the satisfaction and discharge provisions set forth in this Article 7, respectively.

Each reference in Sections 4.03(c) and 7.05 of the Base Indenture to Section 11.05 is, with respect to the Securities, hereby deemed replaced with a reference to Section 7.04.

When (a) the Company shall deliver to the Registrar for cancellation all Securities theretofore authenticated (other than any Securities that have been destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Securities not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, an amount of cash and/or shares of Common Stock (solely to settle amounts due with respect to outstanding conversions), if any, sufficient to pay all amounts due on all of such Securities (other than any Securities that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Securities are due and payable solely in cash at the Maturity Date or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee, and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders to receive all amounts owing upon the Securities and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee, including the fees and expenses of its counsel, and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Securities.

Section 7.02 Deposited Monies to Be Held in Trust by Trustee.

Subject to Section 7.04 hereof, all monies and shares of Common Stock, if any, deposited with the Trustee pursuant to Section 7.01 hereof shall be held in trust for the sole benefit of the Holders of the Securities, and such monies and shares of Common Stock shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Securities for the payment, settlement or redemption of which such monies or shares of Common Stock have been deposited with the Trustee, of all sums or amounts due and to become due thereon for principal and interest, if any.

Section 7.03 Paying Agent to Repay Monies Held.

Upon the satisfaction and discharge of this Indenture, all monies and shares of Common Stock, if any, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies and shares of Common Stock.

Section 7.04 Return of Unclaimed Monies.

Subject to the requirements of applicable law, any monies and shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Securities and not applied but remaining unclaimed by the Holders of the Securities for two years after the date upon which the principal of or interest, if any, on such Securities, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies and shares of Common Stock; and the Holder shall thereafter look only to the Company for any payment or delivery that such Holder may be entitled to collect unless an applicable abandoned property law designates another person.

Section 7.05 Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money or shares of Common Stock in accordance with Section 7.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 7.02; provided, however, that if the Company makes any payment of interest on, principal of or payment or delivery in respect of any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or Paying Agent.

ARTICLE 8.

SUPPLEMENTAL INDENTURES

Section 8.01 Supplemental Indentures Without Consent of Holders.

Section 9.01 of the Base Indenture shall not apply with respect to the Securities, and this Section 8.01 shall replace Section 9.01 of the Base Indenture in its entirety.

Without the consent of any Holder, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) cure any ambiguity, omission, defect or inconsistency in this Indenture or the Securities, that does not materially adversely affect Holders of the Securities;

(b) conform the terms of this Indenture or the Securities to the description thereof in the Preliminary Prospectus Supplement, as supplemented by the Issuer Freewriting Prospectus related to the offering of the Securities;

(c) to provide for the assumption by a Successor Company of the Company’s obligations under the Indenture;

(d) to add guarantees with respect to the Securities;

(e) to secure the Securities;

(f) to add to the Company’s covenants such further covenants, restrictions or conditions for the benefit of the Holders (or any other holders) or surrender any right or power conferred upon the Company by the Indenture;

(g) to make any other change that does not adversely affect the rights of any Holder;

(h) to provide for a successor Trustee;

(i) to comply with the Applicable Procedures of the Depositary; or

(j) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Section 8.02 Supplemental Indentures With Consent of Holders.

Section 9.02 of the Base Indenture shall not apply with respect to the Securities, and this Section 8.02 shall replace Section 9.02 of the Base Indenture in its entirety.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities affected by such supplemental indenture, including without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, Securities and by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

(a) reduce the percentage in aggregate principal amount of Securities Outstanding necessary to waive any past Default or Event of Default;

(b) reduce the rate of interest on any Security or change the time for payment of interest on any Security;

(c) reduce the principal of any Security or change the Maturity Date;

(d) change the place or currency of payment on any Security;

(e) make any change that impairs or adversely affects the conversion rights of any Securities;

(f) reduce the Fundamental Change Purchase Price of any Security or amend or modify in any manner adverse to the Holders of the Securities the Company’s obligation to pay the Fundamental Change Purchase Price, whether through an amendment or waiver of provisions in the covenants, definitions related thereto or otherwise;

(g) impair the right of any Holder of Securities to receive payment of principal of, and interest, if any, on, its Securities, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion of its Securities on or after the due dates therefore or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such Holder’s Securities;

(h) modify the ranking provisions of this Indenture in a manner that is adverse to the Holders of the Securities;

(i) make any change to Article 10 hereof if such change would adversely affect the rights of Holders of the Securities; or

(j) make any change to this Article 8 that requires each Holder’s consent or in the waiver provisions in Section 6.05 hereof.

It shall not be necessary for any Act or consent of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that, unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 8.03 Notice of Amendment or Supplement.

After an amendment or supplement under this Article 8 becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE 9.

SUCCESSOR COMPANY

Section 9.01 Consolidation, Merger and Sale of Assets.

The provisions of this Article 9 will, with respect to the Securities, supersede Article 10 of the Base Indenture in its entirety, with the provisions of Section 9.02 hereof superseding the provisions of Section 10.01 of the Base Indenture and the provisions of Section 9.03 hereof superseding Section 10.02 of the Base Indenture. In addition, each reference in the Base Indenture to Section 10.01 of the Base Indenture will, with respect to the Securities, be deemed to be a reference to Section 9.02 hereof.

Section 9.02 Company May Consolidate, Etc. on Certain Terms.

Subject to the provisions of Section 9.04, the Company shall not amalgamate, consolidate with, merge with or into or convey, transfer, lease or otherwise dispose of its properties substantially as an entirety to another Person, unless:

(a) the resulting, surviving, transferee or successor Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Securities and this Indenture as applicable to the Securities;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c) if, upon the occurrence of any such transaction, (i) the Securities would become convertible pursuant to the terms of this Indenture into securities issued by an issuer other than the Successor Company, and (ii) such Successor Company is a wholly owned Subsidiary of the issuer of such securities into which the Securities have become convertible, such other issuer shall fully and unconditionally guarantee on a senior subordinated basis the Successor Company’s obligations under the Securities.

Upon any such amalgamation, consolidation, merger, conveyance, transfer, lease or other disposal, the Successor Company (if not the Company) shall succeed to, and may exercise every right and power of, the Company under this Indenture.

For purposes of this Section 9.02, the conveyance, transfer, lease or other disposal of the properties and assets of one or more Subsidiaries of the Company substantially as an entirety to another unaffiliated Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute the properties and assets of the Company substantially as an entirety on a consolidated basis, shall be deemed to be the transfer of the properties and assets of the Company substantially as an entirety to another Person. A conveyance, transfer, lease or other disposal of properties and assets to one or more Subsidiaries of the Company shall not be deemed a conveyance, transfer, lease or other disposal to a Person other than the Company and shall not be subject to this Section 9.02.

Section 9.03 Successor Corporation to Be Substituted.

In case of any such amalgamation, consolidation, merger, conveyance, transfer, lease or other disposal and upon the assumption by the Successor Company, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and premium (including any Fundamental Change Purchase Price), if any, accrued and unpaid interest and accrued and unpaid Supplementary Interest, if any, on all of the Securities, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Securities and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company under this Indenture, such Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if it had been named herein as the party of the first part; provided, however, that in the case of a conveyance, transfer, lease or other disposal to one or more of the Subsidiaries of the Company of all or substantially all of the properties and assets of the Company, the Securities will remain convertible into shares of Common Stock, if any, in accordance with Article 4 hereof (and subject to adjustment (if any) in accordance therewith). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Securities that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof. In the event of any such amalgamation, consolidation, merger, conveyance or transfer (but not in the case of a lease), the Person named as the “Company” in the first paragraph of this Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 9 may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Securities and from its obligations under this Indenture.

In case of any such amalgamation, consolidation, merger, conveyance, transfer, lease or other disposal, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

Section 9.04 Opinion of Counsel to Be Given to Trustee.

In the case of any such amalgamation, merger, consolidation, conveyance, transfer, lease or other disposal the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel stating that any such amalgamation, consolidation, merger, conveyance, transfer, lease or other disposal and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Article 9.

ARTICLE 10.

SUBORDINATION

Section 10.01 Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Security agrees, that the payment of principal of, interest and Supplementary Interest, if any, on, the Securities is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of existing and future Senior Indebtedness, including Senior Indebtedness created, incurred, assumed or guaranteed after the Issue Date.

Section 10.02 Liquidation; Dissolution; Bankruptcy.

The holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any proceeding described in this Section 10.02 at the rate specified in the applicable Designated Senior Indebtedness, whether or not interest is an allowed claim enforceable against the Company in such proceeding) before the Holders shall be entitled to receive any payment with respect to the Securities, including any amount payable upon acceleration of the Securities, any payment to acquire any of the Securities for cash, property or securities or any distribution with respect to the Securities of any cash, property or securities (except that Holders may receive and retain payments in cash and, if applicable, deliveries of securities of the Company or Reference Property made out of the same deposited with the Trustee pursuant to Article 6 or Article 7), in the event of any distribution to creditors of the Company: (a) in any liquidation or dissolution of the Company; (b) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property; (c) in an assignment for the benefit of the Company’s creditors; or (d) any marshaling of the Company’s assets and liabilities.

Section 10.03 Default on Designated Senior Indebtedness.

(a) The Company shall not make any payment or distribution to the Trustee or any Holder in respect of any obligations with respect to the Securities, including any amount payable upon acceleration of the Securities (except that Holders may receive and retain payments in cash and, if applicable, deliveries of securities of the Company or

Reference Property made out of the same deposited with the Trustee pursuant to Article 6 or Article 7) if: (i) a payment default on Designated Senior Indebtedness occurs and is continuing; or (ii) any other default (a “Non-Payment Default”) occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the Trustee receives actual notice of such default (a “Payment Blockage Notice”) from the Company, a Senior Debt Agent for such Designated Senior Indebtedness or the holders of at least a majority of the outstanding principal amount of such Designated Senior Indebtedness.

(b) The Company may and shall resume payments on, and distributions in respect of, the Securities: (i) in the case of a payment default in respect of Designated Senior Indebtedness, upon the date on which such default is cured or waived; and (ii) in the case of a Non-Payment Default in respect of Designated Senior Indebtedness, upon the earlier of (x) the date on which such Non-Payment Default is cured or waived and (y) 179 days after the date on which the applicable Payment Blockage Notice is received. In addition, no new Payment Blockage Notice may be delivered unless and until: (1) at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal of, interest and Supplementary Interest, if any, on, the Securities that have come due have been paid in full in cash.

(c) No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

(d) If the Trustee or any Holder receives any payment of any obligations with respect to the Securities (except that Holders may receive and retain payments in cash and, if applicable, deliveries of securities of the Company or Reference Property made out of the same deposited with the Trustee pursuant to Article 6 or Article 7) when: (i) the payment is prohibited by this Article 10 and (ii) the Trustee or such Holder has actual knowledge that the payment is prohibited, the Trustee or such Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the Trustee or such Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

Section 10.04 Acceleration of Securities.

If payment of the Securities is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness and the Senior Debt Agents of the acceleration.

Section 10.05 When Distribution Must Be Paid Over.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.06 Notice by the Company.

The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any obligations with respect to the Securities to violate this Article 10, but failure to give such notice shall not affect the subordination of the Securities to the Senior Indebtedness as provided in this Article 10.

Section 10.07 Subrogation.

After all Senior Indebtedness is paid in full and until the Securities are paid in full, Holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Securities) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness. A distribution made under this Article 10 to holders of Senior Indebtedness that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Securities.

Section 10.08 Relative Rights.

This Article 10 defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, and interest and Supplementary Interest, if any, on, the Securities in accordance with their terms;

(b) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

(c) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

If the Company fails because of the prohibitions in this Article 10 to pay principal of, or interest or Supplementary Interest, if any, on, or comply with its obligations to convert, a Security on the due date, whether such failure is a Default or Event of Default, as applicable, will be determined without regard to such prohibitions.

Section 10.09 Subordination May Not Be Impaired by the Company.

No right of any holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by the Securities shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

Section 10.10 Rights of Trustee and Paying Agent.

Notwithstanding this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Securities, unless the Trustee shall have received at its Corporate Trust Office at least two Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Securities to violate this Article 10. Only the Company may give the notice. Nothing in this Article 10 shall apply to or impair the claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Base Indenture.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. Any of the Conversion Agent, Paying Agent, Bid Solicitation Agent and Registrar may do the same with like rights.

The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company or a Senior Debt Agent to establish that such notice has been given by a holder of such Senior Indebtedness of the Company or such Senior Debt Agent. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company or such Senior Debt Agent to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of the Company held or represented by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the right of such Person under this Article, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment or distribution.

Section 10.11 Authorization to Effect Subordination.

Each Holder, by the Holder’s acceptance of the Securities, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.11 hereof at least 30 days before the expiration of the time to file such claim, the Senior Debt Agents are hereby authorized to file an appropriate claim for and on behalf of the Holders.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Effect on Successors and Assigns.

Without limiting the generality of Section 13.01 of the Base Indenture, all agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Securities will bind their respective successors.

Section 11.02 Governing Law.

Notwithstanding anything to contrary in Section 13.05 of the Base Indenture: THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE SECURITIES, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

Section 11.03 No Security Interest Created.

Nothing in this Indenture or in the Securities, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.04 Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 11.05 Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or in the Securities, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 11.06 Calculations.

Except as otherwise provided in this Indenture, the Company shall be responsible for making all calculations called for under the Securities. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAP of the Common Stock, accrued interest payable on the Securities and the Conversion Rate. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Securities. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon the request of that Holder at the sole cost and expense of the Company.

Whenever the Company is required to calculate the Conversion Rate, the Company will do so to the 1/10,000th of a share of Common Stock, rounding any additional decimal places up or down in a commercially reasonable manner.

Section 11.07 Execution in Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 11.08 Notices.

The Company or the Trustee, by notice given to the other in the manner provided in Section 13.04 of the Base Indenture, may designate additional or different addresses for subsequent notices or communications.

Notwithstanding anything to the contrary in Sections 13.04 of the Base Indenture, whenever the Company is required to deliver notice to the Holders, the Company will, by the date it is required to deliver such notice to the Holders, deliver a copy of such notice to the Trustee, the Paying Agent, the Registrar and the Conversion Agent. Each notice to the Trustee, the Paying Agent, the Registrar and the Conversion Agent shall be sufficiently given if in writing and mailed, first-class postage prepaid to the address most recently sent by the Trustee, the Paying Agent, the Registrar or the Conversion Agent, as the case may be, to the Company.

Section 11.09 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder of Securities, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 11.10 The Trustee.

The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Securities and of this Supplemental Indenture as fully and with like effect as if set forth in full herein.

Section 11.11 No Recourse Against Others.

No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Securities, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CHART INDUSTRIES, INC.

By:	/s/ Michael F. Biehl
Name:	Michael F. Biehl
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

SCHEDULE A

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased pursuant to Section 4.07 based on the Stock Price and Effective Date set forth below.

	Stock Price
Effective Date	$53.10	$55.00	$57.50	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00	$175.00	$200.00
August 3, 2011	4.3458	4.1540	3.8265	3.5341	3.0362	2.6307	2.0175	1.5835	1.2660	0.7673	0.4918	0.3256	0.2189
August 1, 2012	4.3458	4.3188	3.9638	3.6476	3.1114	2.6770	2.0256	1.5701	1.2407	0.7331	0.4600	0.2990	0.1976
August 1, 2013	4.3458	4.3458	4.0668	3.7254	3.1488	2.6848	1.9961	1.5215	1.1836	0.6757	0.4119	0.2611	0.1685
August 1, 2014	4.3458	4.3458	4.1200	3.7506	3.1304	2.6356	1.9112	1.4223	1.0817	0.5873	0.3437	0.2104	0.1315
August 1, 2015	4.3458	4.3458	4.0816	3.6821	3.0166	2.4920	1.7393	1.2466	0.9147	0.4591	0.2524	0.1470	0.0878
August 1, 2016	4.3458	4.3458	3.8692	3.4378	2.7280	2.1795	1.4191	0.9484	0.6505	0.2826	0.1407	0.0768	0.0436
August 1, 2017	4.3458	4.0252	3.4675	2.9853	2.2093	1.6330	0.8929	0.4933	0.2789	0.0814	0.0344	0.0188	0.0106
August 1, 2018	4.3458	3.6844	2.8943	2.1701	0.9002	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A

[FORM OF FACE OF SECURITY]

[For Global Securities, include the following legend:]

THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY WILL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

NO.:	[ ]
CUSIP:	[ ]
ISIN:	[ ]

Principal Amount $[            ]

[as revised by the Schedule of Increases

and Decreases in the Global Security attached hereto]1

Chart Industries, Inc.

2.00% Convertible Senior Subordinated Notes due 2018

Chart Industries, Inc., a Delaware corporation, promises to pay to [            ] [include “Cede & Co.” for Global Security] or registered assigns, the principal amount of [add principal amount in words] Dollars ($[            ]) on August 1, 2018 (the “Maturity Date”).

Interest Payment Dates:	February 1 and August 1.

Regular Record Dates:	January 15 and July 15.

Additional provisions of this Security are set forth on the other side of this Security.

[1]	Include for Global Securities only.

IN WITNESS WHEREOF, CHART INDUSTRIES, INC. has caused this instrument to be signed manually or by facsimile by one of its duly authorized Officers.

Dated:

CHART INDUSTRIES, INC.

By:
Name:
Title:

[Trustee’s Certificate of Authentication Follows]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wells Fargo Bank, National Association, as Trustee, certifies that this is one of the Securities referred to in the within-mentioned Indenture.

Dated:

Wells Fargo Bank, National Association,

as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

CHART INDUSTRIES, INC.

2.00% Convertible Senior Subordinated Notes due 2018

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued under an Indenture dated as of August 3, 2011 (herein called the “Base Indenture”), and as further supplemented by the First Supplemental Indenture, dated as of August 3, 2011 (herein called the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, herein called the “Trustee”, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is not subject to redemption at the option of the Company prior to the Maturity Date.

As provided in and subject to the provisions of the Indenture, upon the occurrence of a Fundamental Change, the Holder of this Security will have the right, at such Holder’s option, to require the Company to purchase this Security, or any portion of this Security with a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

This Security is not subject to redemption at the option of the Company and does not benefit from a sinking fund.

The payment of principal of, interest and Supplementary Interest, if any, on, this Security is subordinated in right of payment, to the extent and in the manner provided in Article 10 of the Supplemental Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of existing and future Senior Indebtedness, including Senior Indebtedness created, incurred, assumed or guaranteed after the Issue Date.

As provided in and subject to the provisions of the Indenture, the Holder hereof has the right, at its option (i) during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the Close of Business on the Business Day immediately preceding May 1, 2018, and (ii) on or after May 1, 2018, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert this Security or a portion of this Security with a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof, into an amount of cash or a combination of cash and shares of Common Stock, if any, as the case may be, determined in accordance with Article 4 of the Supplemental Indenture.

As provided in and subject to the provisions of the Indenture, the Company will make all payments in respect of the Fundamental Change Purchase Price for, and the principal amount of, this Security to the Holder that surrenders this Security to the Paying Agent to collect such payments in respect of this Security. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Security, the Holders of not less than 25% in principal amount of the Securities at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee satisfactory security or indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction that, in the opinion of the Trustee, is inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Fundamental Change Purchase Price), interest on and the amount of cash or combination of cash and shares of Common Stock, if any, as the case may be, due upon conversion of, this Security at the time, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or Trustee may treat the Person in whose name the Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

All defined terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture. If any provision of this Security limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Security, shall be construed as though they were written out in full

TEN COM - as tenants in common	UNIF GIFT MIN ACT – Uniform Gifts to Minors Act – Minor

TEN ENT - as tenants by the entireties	Custodian – Cust

JT TEN - as joint tenants with right of Survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ANNEX A

[Include for Global Security]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL SECURITY

Initial principal amount of Global Security:

Date	Amount of Increase in principal amount of Global Security	Amount of Decrease in principal amount of Global Security	principal amount of Global Security after Increase or Decrease	Notation by Registrar or Security Custodian

6

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:	Chart Industries, Inc.

The undersigned owner of this Security hereby irrevocably exercises the option to convert this Security, or a portion hereof (with a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, into an amount of cash or a combination of cash and shares of Common Stock, if any, as the case may be, in accordance with the terms of the Indenture referred to in this Security, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Securities representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Security to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (in an integral multiple of $1,000, if less than all):

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

Fill in for registration of any shares of Common Stock and Securities if to be issued otherwise than to the registered Holder.

(Name)

(Address)

Please print Name and Address (including zip code number)

Social Security or other Taxpayer Identifying Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:	Chart Industries, Inc.

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Chart Industries, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Security (i) the entire principal amount of this Security, or the portion thereof (with a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of certificated Securities, the certificate numbers of the Securities to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                      hereby sell(s), assign(s) and transfer(s) unto                              (Please insert social security or Taxpayer Identification Number of assignee) the within Security, and hereby irrevocably constitutes and appoints                              to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee